Offer to Purchase for Cash

Up to 30% of the Outstanding Shares of Common Stock

of

SUPERVALU INC.

at

$4.00 Net Per Share in Cash

by

SYMPHONY INVESTORS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME, ON FEBRUARY 25, 2013, UNLESS THE OFFER IS EXTENDED

        The Offer (as defined below) is being made by Symphony Investors LLC ("Purchaser"), a newly-formed Delaware limited liability company. The managing member of Purchaser is Cerberus Capital Management, L.P. ("Cerberus"). Purchaser is offering to purchase up to 30% of the outstanding shares (the "Shares") of common stock of SUPERVALU INC. (the "Company"), par value $0.01 per Share, as of the Expiration Time (as defined below) (the "Maximum Aggregate Amount"), at a price of $4.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding tax (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

        The Offer is being made pursuant to a Tender Offer Agreement (the "Tender Offer Agreement"), dated as of January 10, 2013, by and among Purchaser, Cerberus and the Company. The Tender Offer Agreement provides, among other things, that if the number of Shares validly tendered in the Offer and not validly withdrawn (the "Tendered Share Amount") represents less than the Maximum Aggregate Amount (including if no Shares are tendered), then, simultaneously with, or substantially contemporaneously with, the closing of the Offer, or if no Shares are tendered, immediately following the Expiration Time, and in any event substantially concurrent with consummation of the Stock Purchase (as defined below), the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price per Share equal to the Offer Price, subject to the satisfaction or waiver by Purchaser, in accordance with the terms of the Tender Offer Agreement of the Offer Conditions (as defined below), a number (which may be zero in accordance with the following provisions of this sentence) of additional Shares (the "Issued Share Amount") that is not less than the excess, if any, of (i) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount, and that is not greater than the lowest of (A) the excess, if any, of (x) the number of Shares represented by the Maximum Aggregate Amount over (y) the Tendered Share Amount, (B) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time, and (C) a number of Shares that, together with the Tendered Share Amount, equals 62.5 million; provided that the Company will have the right to determine, in its sole discretion, the Issued Share Amount subject to the foregoing parameters. Accordingly, following the consummation of the Offer and the Share Issuance (as defined below), Purchaser will own a number of Shares at least equal to 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time, and may own a number of Shares equal to a number as high as 30% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time. The issuance to Purchaser of the Issued Share Amount is referred to herein as the "Share Issuance."

        Concurrently with the consummation of the Offer, AB Acquisition LLC ("AB Acquisition"), which is an affiliate of Purchaser, will acquire all of the outstanding capital stock (the "Stock Purchase") of New Albertson's, Inc. ("NAI"), which is a wholly owned subsidiary of the Company, from the Company pursuant to the terms of a Stock Purchase Agreement, dated as of January 10, 2013 (the "Stock Purchase Agreement"), by and among AB Acquisition, the Company and NAI.

        Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The Offer is conditioned upon the satisfaction, or waiver by Purchaser, of the conditions and requirements set forth in the Tender Offer Agreement (the "Offer Conditions"), including (i) the absence of any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions (as defined in Section 11—"Material Agreements"), subject to a limited exception, (ii) no law having been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Transactions, subject to a limited exception, (iii) the absence of any suit, action or proceeding pursuant to which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto, subject to a limited exception, (iv) the accuracy of the Company's representations and warranties in the Tender Offer Agreement, subject in most cases to an exception for inaccuracies that have not had and would not reasonably be expected to have a material adverse effect on the Company, (v) the satisfaction of the conditions precedent in the Stock Purchase Agreement (which include a condition relating to the refinancing by the Company of certain of its indebtedness) and the consummation of the transaction contemplated by the Stock Purchase Agreement substantially contemporaneously with the consummation of the Offer, (vi) the Company's performance and compliance with its material agreements, obligations and covenants under the Tender Offer Agreement in all material respects and (vii) the Tender Offer Agreement not having been terminated in accordance with its terms. See Section 15—"Certain Conditions of the Offer." The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer or upon any minimum number of Shares being tendered.

        The Information Agent for the Offer is Georgeson Inc. The Dealer Manager for the Offer is Barclays Capital Inc.

        The Company's Board of Directors has approved the execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated thereby, but is expressing no opinion to the Company's stockholders, and is remaining neutral, with respect to the Offer.

January 25, 2013

IMPORTANT

        Any stockholder of the Company wishing to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined in the "Summary Term Sheet") together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares. No guaranteed delivery procedure shall be permitted in connection with the Offer.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below (or on the back cover of this Offer to Purchase). Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street
New York, New York 10038
United States
Stockholders Call Toll-Free: (866) 729-6818
Banks and Brokers Call Collect: (212) 440-9800

The Dealer Manager for the Offer is:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
United States
Stockholders Call Toll-Free: (888) 610-5877

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read carefully both in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

        Symphony Investors LLC is offering to purchase the Maximum Aggregate Amount of the outstanding Shares for $4.00 per Share net in cash, without interest, subject to any required withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal.

        The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is Symphony Investors LLC, and we are a Delaware limited liability company formed for the purpose of making the Offer. Our managing member is Cerberus Capital Management, L.P., a Delaware limited partnership. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Purchaser and Cerberus."

        The Offer is being made pursuant to a Tender Offer Agreement, dated as of January 10, 2013, by and among Purchaser, Cerberus and the Company. The Tender Offer Agreement provides, among other things, that if the Tendered Share Amount represents less than the Maximum Aggregate Amount (including if no Shares are tendered) then, simultaneously with, or substantially contemporaneously with, the closing of the Offer, or if no Shares are tendered, immediately following the Expiration Time, and in any event substantially concurrently with consummation of the Stock Purchase (as defined in Section 11—"Material Agreements"), the Company will issue and sell to us, and we will purchase from the Company, at a price per Share equal to the Offer Price, subject to the satisfaction, or waiver by us in accordance with the terms of the Tender Offer Agreement, of the Offer Conditions (as defined in Section 1—"Terms of the Offer; Proration"), a number (which may be zero in accordance with the following provisions of this sentence) of additional Shares that is not less than the excess, if any, of (i) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount, and that is not greater than the lowest of (A) the excess, if any, of (x) the number of Shares represented by the Maximum Aggregate Amount over (y) the Tendered Share Amount, (B) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time, and (C) a number of Shares that, together with the Tendered Share Amount, equals 62.5 million; provided that the Company will have the right to determine, in its sole discretion, the Issued Share Amount subject to the foregoing parameters. Accordingly, following the consummation of the Offer and the Share Issuance (if any), we will own a number of Shares at least equal to 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time, and may own a number of Shares as high as 30% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time. However, because the Share Issuance (if any) will increase the number of Shares outstanding, we may own less than the above percentages of the number of Shares outstanding after the Share Issuance. The issuance to us of the Issued Share Amount is referred to herein as the "Share Issuance."

i

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase the Maximum Aggregate Amount of Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer; Proration."

What happens if stockholders tender more Shares than you are willing to buy?

        If stockholders validly tender and do not validly withdraw Shares in excess of the Maximum Aggregate Amount, we will purchase such Shares on a pro rata basis. In such an event, this means that we will purchase from you a number of Shares calculated by multiplying (i) the quotient of (x) the number of Shares you validly tendered and did not withdraw divided by (y) the total number of Shares validly tendered and not withdrawn by all of the Company's stockholders by (ii) the number of Shares representing the Maximum Aggregate Amount. If proration of Shares is required, we will announce the final results of proration promptly after the expiration of the Offer. We will make adjustments to avoid purchases of fractional shares. For information about the terms of the Offer, see Section 1—"Terms of the Offer; Proration."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $4.00 per Share, net to you in cash, without interest, subject to any required withholding tax, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares to the Depositary on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

        In addition, if you are a U.S. Holder (as defined under Section 5—"Certain U.S. Federal Income Tax Consequences") and you do not complete, sign and return the Substitute Form W-9 included in the Letter of Transmittal, you may be subject to required backup Federal income tax withholding. If you are not a U.S. Holder, you should consult your own U.S. tax advisor as to which IRS Form you should complete, sign and return. If payment for the Shares is to be made to a person other than the registered holder of the Shares, the amount of any stock transfer taxes will be deducted from the purchase price to be paid with respect to the Shares, unless satisfactory evidence of payment of the stock transfer taxes is submitted with the Letter of Transmittal.

Do you have the financial resources to make payment?

        Yes. Based on the number of Shares outstanding as of January 7, 2013, we estimate that we will need approximately $256.1 million to purchase all of the Shares we are seeking to purchase pursuant to the Offer, assuming that the Shares validly tendered and not validly withdrawn in the Offer equal the Maximum Aggregate Amount. We have entered into an equity financing commitment letter (the "Tender Offer Commitment Letter") with (i) certain funds and accounts managed by Cerberus and/or its affiliated management entities and (ii) affiliates of each of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP. We have received equity financing commitments in an aggregate amount of $261.3 million (the "Tender Offer Commitments") pursuant to the Tender Offer Commitment Letter. The Tender Offer Commitments will provide us with sufficient consideration to purchase all of the Shares we are seeking to purchase pursuant to the Offer and to pay related fees and expenses incurred by us in connection with the Offer. We refer to the equity investors who have made a Tender Offer Commitment pursuant to the Tender

Offer Commitment Letter as the "Equity Investors." Under the terms of the Tender Offer Commitment Letter, (i) Equity Investors that are funds and accounts managed by Cerberus and/or its affiliated management entities have committed to provide an aggregate of approximately 40% of the total amount of the Tender Offer Commitments and (ii) Equity Investors that are affiliates of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP have each committed to provide approximately 15% of the total amount of the Tender Offer Commitments. The Tender Offer Commitments are subject to the terms and conditions set forth in the Tender Offer Commitment Letter, including (i) the satisfaction or waiver by Purchaser of each of the Offer Conditions, in each case other than those conditions that by their nature are to be satisfied by actions taken on the date of the closing of the Offer, but subject to the satisfaction or waiver of such conditions, and (ii) the substantially contemporaneous funding by each other Equity Investor of its commitment under the Tender Offer Commitment Letter. The Company is a third-party beneficiary of the Tender Offer Commitment Letter and has the right, subject to certain limitations specified therein and the terms of the Tender Offer Agreement, to obtain specific performance from the Equity Investors. Cerberus Institutional Partners V, L.P., which is an Equity Investor and an affiliate of Cerberus, has provided a limited guarantee in favor of the Company guaranteeing the payment to Purchaser of the cash equity financing committed pursuant to the Tender Offer Commitment Letter.

        See Section 8—"Certain Information Concerning Purchaser and Cerberus" and Section 9—"Source and Amount of Funds."

Is there an agreement governing the Offer?

        Yes. The Tender Offer Agreement (as it may be amended or supplemented from time to time in accordance with its terms) provides, among other things, for the terms and conditions of the Offer. See Section 11—"Material Agreements" and Section 15—"Certain Conditions of the Offer."

Are there any other transactions related to the Offer between Purchaser and its affiliates and the Company?

        Yes. Concurrently with consummation of the Offer, AB Acquisition will acquire all of the outstanding capital stock of NAI, a wholly owned subsidiary of the Company, from the Company pursuant to the terms of the Stock Purchase Agreement. The purchase price for all of the outstanding shares of capital stock of NAI will be $100 million, subject to certain adjustments. Upon the consummation of the transactions contemplated by the Stock Purchase Agreement, after giving effect to a certain refinancing transaction, NAI will have outstanding indebtedness in the aggregate amount of approximately $3.2 billion. NAI is the owner of a total of 877 stores under the Albertsons, Acme, Jewel-Osco, Shaw's and Star Market banners, including related Osco and Sav-On in-store pharmacies.

        Albertson's LLC is an indirect wholly owned subsidiary of AB Acquisition. Albertson's LLC is currently the owner of certain Albertson's stores in the Southern and Southwestern regions of the United States. The owners of the equity interests of AB Acquisition consist of (i) affiliates of the Equity Investors, (ii) an associate of Cerberus, (iii) Robert G. Miller, the current President and CEO of Albertson's LLC, and (iv) certain other members of the management team of Albertson's LLC. AB Acquisition has entered into a separate equity financing commitment letter (the "AB Acquisition Equity Commitment Letter") with each of its equity investors for an aggregate of $250 million. Each such equity investor will, pursuant to such commitment letter, make an equity financing commitment to AB Acquisition. AB Acquisition will use a portion of the equity financing it receives pursuant to such commitment letter to pay the purchase price for NAI and pay related fees and expenses incurred by AB Acquisition in connection with the Stock Purchase. The Company is a third-party beneficiary of the AB Acquisition Equity Commitment Letter and has the right, subject to certain limitations specified therein, to obtain specific performance from the parties thereto. Cerberus Institutional Partners V, L.P., which is one of the equity investors of AB Acquisition and an affiliate of Cerberus, has provided a limited guarantee in favor of the Company guaranteeing certain obligations of AB Acquisition pursuant to the Stock Purchase Agreement, including in respect of any termination fees payable by AB Acquisition pursuant to the Stock Purchase Agreement.

        In addition, immediately following the consummation of the transactions contemplated by the Stock Purchase Agreement, Albertson's LLC, NAI and certain subsidiaries of NAI will enter into an Asset Purchase Agreement (the "Asset Purchase Agreement"), pursuant to which Albertson's LLC will purchase the Albertson's banner stores and other related assets (the "Purchased Assets") from NAI and assume certain liabilities associated with the Purchased Assets from NAI and certain of its subsidiaries. The purchase price for the Purchased Assets will be $1.2 billion in cash plus the assumption of certain liabilities, which is intended to be financed pursuant to debt financing commitments from certain third-party lenders consisting of a term loan commitment in the aggregate amount of $1.05 billion and a revolving loan commitment in the aggregate amount of $1 billion. Albertson's LLC will not assume any liabilities or obligations in respect of existing bonds issued by NAI and by American Stores Company, LLC, which is a subsidiary of NAI.

        Furthermore, concurrently with the consummation of the transactions contemplated by the Asset Purchase Agreement, (i) Albertson's LLC and the Company will enter into a Transition Services Agreement pursuant to which the Company will provide to Albertson's LLC and its subsidiaries, and Albertson's LLC will provide to the Company and its subsidiaries, certain services, (ii) the Company and NAI will enter into a Transition Services Agreement pursuant to which the Company will provide to NAI and its subsidiaries, and NAI will provide to the Company and its subsidiaries, certain services and (iii) NAI and the Company will enter into a Trademark Cross-Licensing Agreement pursuant to which each of NAI and the Company will license to the other party and its affiliates certain names and marks.

        See Section 11—"Material Agreements."

Are there any other material arrangements between Purchaser and its affiliates and the Company?

        The Company and AB Acquisition entered into a binding term sheet with the Pension Benefit Guaranty Corporation (the "PBGC") relating to the effect of the Transactions on certain Company retirement plans. The term sheet provides, among other things, that the Company will not pay any dividends to its stockholders at any time during the period beginning on January 9, 2013 and ending on the earliest of (i) the fifth anniversary of the closing date of the Transactions, (ii) the date on which the total of all contributions made to the Supervalu Inc. Retirement Plan on or after the closing date of the Transactions is at least $450 million and (iii) the date on which the Company's unsecured credit rating is BB+ from Standard & Poor's or Ba1 from Moody's (such earliest date, the end of the "PBGC Protection Period"). The Company also agreed in the binding term sheet to contribute to the Supervalu Inc. Retirement Plan $25 million in excess of the minimum required contributions for the Supervalu Inc. Retirement Plan at or before the ends of each of fiscal years 2015 and 2016, and $50 million in excess of the minimum required contributions for the Supervalu Inc. Retirement Plan at or before the end of fiscal year 2017 (but only if such fiscal years end during the PBGC Protection Period). AB Acquisition agreed to provide a guaranty to the PBGC for payment of such excess contributions.

        In addition, on or about October 23, 2012 the California Department of Industrial Relations demanded that NAI and its affiliated entities post additional security in the amount of $271 million in connection with their California self-insurer workers' compensation obligations (the "California Self-Insurers' Security Fund Matter"). On December 7, 2012, the Company was notified by outside counsel to the California Self-Insurers' Security Fund (the "Security Fund") that the Security Fund had filed notices of its security interests in the assets of NAI and such affiliated entities. In connection with the Stock Purchase Agreement, a letter agreement was entered into among AB Acquisition, NAI, Albertson's LLC, the Company and the Security Fund to address the California Self-Insurers' Security

Fund Matter. See Section 11—"Material Agreements—Stock Purchase Agreement—California Self-Insurers' Security Fund."

Why are we making the Offer?

        We are making the Offer because we want to acquire a significant ownership interest in the Company. We will have certain board designation rights and certain registration rights, and will be subject to certain standstill restrictions and other restrictions on transfer, in each case relating to the Shares we acquire pursuant to the Offer and the Share Issuance.

        See Section 11—"Material Agreements."

What does the Company's Board of Directors think of the Offer?

        The Company's Board of Directors has approved the execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated thereby, but is expressing no opinion to the Company's stockholders, and is remaining neutral, with respect to the Offer.

        The Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on the date of the Offer and mailing the Schedule 14D-9 to its stockholders as promptly as reasonably practicable after the date of the Offer. We urge you to read the Schedule 14D-9.

        We have been advised that, to the Company's knowledge, after reasonable inquiry, neither the Company nor any of the Company's executive officers, directors, affiliates or subsidiaries currently intends to tender its Shares held of record or beneficially by them pursuant to the Offer, except Steven Rogers who intends to tender 6,000 Shares in the Offer.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not believe Purchaser's financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer consideration consists solely of cash;

  •
  we have obtained commitments from the Equity Investors pursuant to the terms of the Tender Offer Commitments to provide the funds necessary to purchase all Shares validly tendered in the Offer and not validly withdrawn up to the Maximum Aggregate Amount; and

  •
  the Offer is not conditioned on Purchaser obtaining financing.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 5:00 p.m., New York City time, on February 25, 2013 (the "Initial Expiration Time"), to tender your Shares in the Offer, unless we, in accordance with the Tender Offer Agreement, extend the Offer, in which event you will have until the later date and time to which the Initial Expiration Time has been extended (the "Expiration Time") to tender your Shares in the Offer.

Can the Offer be extended and, if so, under what circumstances?

        Unless the Tender Offer Agreement is terminated, we are required to (i) extend the Offer on one or more occasions, in consecutive increments of up to five business days each (or such longer period as Purchaser and the Company may agree), if at any then-scheduled Expiration Time any of the Offer Conditions shall not have been satisfied or waived; (ii) extend the Offer, at the request of the Company, to a date no later than the 40th day after the date of the Tender Offer Agreement in certain circumstances; and (iii) extend the Offer for the minimum period required by applicable law or any interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (the "NYSE") applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the

v

closing of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

        We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is July 10, 2013. See Section 1—"Terms of the Offer; Proration" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer; Proration."

Will you provide a subsequent offering period?

        No.

What are the conditions to the Offer?

        The Offer is conditioned upon none of the following conditions existing:

  (a)
  any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer shall not have expired or otherwise been terminated (See Section 16—"Certain Legal Matters; Regulatory Approvals—United States Antitrust Compliance");

  (b)
  either (i) any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, or any law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Transactions (as defined in Section 11—"Material Agreements"), or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Share Issuance and there has been validly tendered in the Offer (and not validly withdrawn prior to any then scheduled Expiration Time) that number of Shares that represents at least 19.9% of the Shares issued and outstanding immediately prior to such Expiration Time;

  (c)
  (i) any of the representations and warranties of the Company in the Tender Offer Agreement (without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein), other than the representations and warranties regarding capital structure, shall not be true and correct, as of the closing of the Offer as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in the Tender Offer Agreement regarding capital structure shall not be true and correct in all material respects as of the closing of the Offer as if made on and as of such time;

  (d)
  (i) any conditions in the Stock Purchase Agreement to the consummation of the Stock Purchase (other than the condition that the conditions under the Tender Offer Agreement shall have been satisfied or waived and the conditions that by their terms cannot be satisfied until the consummation of the Stock Purchase) shall not have been satisfied or waived or (ii) the Stock Purchase shall not have been consummated in accordance with the Stock Purchase Agreement substantially contemporaneously with the closing of the Offer (see Section 11—"Material Agreements—Stock Purchase Agreement");

  (e)
  the Company shall have failed to perform or comply in any material respect with any of its material agreements, obligations or covenants under the Tender Offer Agreement; or

  (f)
  the Tender Offer Agreement shall have been terminated in accordance with its terms.

        See Section 11—"Material Agreements." See Section 9—"Source and Amount of Funds" for a discussion of the conditions relating to Purchaser's receipt of the Tender Offer Commitments.

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer." The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer or any minimum number of Shares being tendered.

        Purchaser reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless provided by the Tender Offer Agreement or as previously approved in writing by the Company, Purchaser may not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Maximum Aggregate Amount, (iii) add to the Offer Conditions, (iv) waive, modify or change any of the Specified Offer Conditions (as defined in Section 11—"Material Agreements"), (v) waive, modify or change any other Offer Condition in any manner adverse to any stockholder of the Company, (vi) except as otherwise provided in the Tender Offer Agreement, extend or otherwise change the Expiration Time or (vii) otherwise amend, modify or supplement any of the other terms of the Offer.

How do I tender my Shares?

        To tender your Shares, you must deliver to the Depositary the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal prior to the Expiration Time. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), contact your nominee and instruct them to tender your Shares for you. For assistance in tendering your Shares, contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Expiration Time and, if we have not accepted your Shares for payment by March 26, 2013, you may withdraw them at any time after that date until we accept Shares for payment. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares and provide the required information to the Depositary while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect me?

        If you decide not to tender your Shares, you will still own the same amount of Shares, and the Company will still be a public company listed on the NYSE. As a result, you will continue to participate in the future performance of the Company. Stockholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on the NYSE, or otherwise, at a net price higher or lower than the Offer Price. If we do not purchase the Maximum Aggregate Amount of Shares in the Offer, then depending on the number of Shares purchased, the Company will either be obligated to, or may elect to, issue additional Shares to us (See Section 11—"Material Agreements—Tender Offer Agreement—Share Issuance"), which would have a dilutive effect on the percentage of outstanding Shares owned by each existing holder of Shares. In addition, we can give no assurance as to the price at which a Company stockholder may be able to sell his, her or its Shares in the future. See Section 13—"Certain Effects of the Offer."

Do I have appraisal or dissenter's rights?

        There are no appraisal or dissenter's rights available in connection with the Offer.

What is the market value of my Shares as of a recent date?

        On January 8, 2013, the second full trading day prior to the public announcement of the execution of the Tender Offer Agreement, the closing sale price of the Shares reported on NYSE was $2.76 per Share. On January 24, 2013, the last full trading day prior to our commencement of the Offer, the closing sale price of the Shares reported on NYSE was $3.51 per Share. We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6—"Price Range of Shares."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Certain Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will promptly pay you an amount equal to the number of Shares you tendered multiplied by $4.00 in cash, without interest, subject to any required withholding tax, subject to the proration procedure (if applicable). See Section 1—"Terms of the Offer; Proration" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. Federal income tax consequences of having my Shares accepted for payment in the Offer?

        The sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Holders (as defined under Section 5—"Certain U.S. Federal Income Tax Consequences") for U.S. Federal income tax purposes. If you hold Shares as capital assets for U.S. Federal income tax purposes and are a U.S. Holder, you generally will recognize a capital gain or loss in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholding taxes) and your adjusted tax basis in the Shares. See Section 5—"Certain U.S. Federal Income Tax Consequences." If you are not a U.S. Holder, the tax consequences of the exchange of Shares for cash will depend, in part, on your individual circumstances (as discussed under Section 5—"Certain U.S. Federal Income Tax Consequences"), and you should consult your own U.S. tax advisor as to the consequences of the transaction to you.

We urge you to consult your own tax advisors to determine the particular tax consequences to you of the Offer (including the application and effect of U.S. Federal income tax, as well as any state, local or foreign income, and estate, gift and other tax laws).

Who should I call if I have questions about the Offer?

        You may call Georgeson Inc., in its capacity as Information Agent, toll-free at (866) 729-6818. Banks and brokers may call collect at (212) 440-9800. See the back cover of this Offer to Purchase for additional contact details.

To the Holders of Shares of Common Stock of the Company:

INTRODUCTION

        Symphony Investors LLC, a Delaware limited liability company ("Purchaser"), hereby offers to purchase up to 30% of the outstanding shares (the "Shares") of common stock, par value $0.01 per Share, of SUPERVALU INC., a Delaware corporation (the "Company"), as of the Expiration Time (as defined below) (the "Maximum Aggregate Amount"), at a price of $4.00 per Share, net to the seller in cash, without interest, subject to any applicable withholding tax (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer").

        The Offer is being made in accordance with a Tender Offer Agreement, dated as of January 10, 2013 (the "Tender Offer Agreement"), by and among Purchaser, Cerberus Capital Management, L.P. ("Cerberus") and the Company. The Tender Offer Agreement provides, among other things, that if the number of Shares validly tendered in the Offer and not validly withdrawn represents less than the Maximum Aggregate Amount, then the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price per Share equal to the Offer Price, a number of Shares equal to the Issued Share Amount (as defined in Section 11—"Material Agreements"). The Tender Offer Agreement is more fully described in Section 11—"Material Agreements." Concurrently with the consummation of the Offer, AB Acquisition LLC ("AB Acquisition"), which is an affiliate of Purchaser, will acquire all of the outstanding capital stock of New Albertson's, Inc. ("NAI"), which is a wholly owned subsidiary of the Company, from the Company pursuant to the terms of a Stock Purchase Agreement, dated as of January 10, 2013 (the "Stock Purchase Agreement"), by and among AB Acquisition, the Company and NAI.

        The Offer is conditioned upon none of the following conditions existing:

  (a)
  any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") relating to the purchase of Shares pursuant to the Offer shall not have expired or otherwise been terminated (See Section 16—"Certain Legal Matters; Regulatory Approvals—United States Antitrust Compliance");

  (b)
  either (i) any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions (as defined in Section 11— "Material Agreements") shall have been entered and shall continue to be in effect, or any law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Transactions (as defined in Section 11—"Material Agreements"), or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Share Issuance (as defined in Section 11—"Material Agreements") and there has been validly tendered in the Offer (and not validly withdrawn prior to any then scheduled Expiration Time) that number of Shares that represents at least 19.9% of the issued and outstanding Shares of immediately prior to such Expiration Time;

  (c)
  (i) any of the representations and warranties of the Company (without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein), other than the representations and warranties regarding capital structure, shall not be true and correct, as of the closing of the Offer as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in Section 11—"Material Agreements"), or (ii) any of the representations and warranties regarding capital structure shall not be true and correct in all material respects as of the closing of the Offer as if made on and as of such time;

  (d)
  (i) any conditions in the Stock Purchase Agreement to the consummation of the Stock Purchase (as defined in Section 11—"Material Agreements") (other than the condition that the conditions under the Tender Offer Agreement shall have been satisfied or waived and the conditions that by their terms cannot be satisfied until the consummation of the Stock Purchase) shall not have been satisfied or waived or (ii) the Stock Purchase shall not have been consummated in accordance with the Stock Purchase Agreement substantially contemporaneously with the closing of the Offer;

  (e)
  the Company shall have failed to perform or comply in any material respect with any of its material agreements, obligations or covenants under the Tender Offer Agreement; or

  (f)
  the Tender Offer Agreement shall have been terminated in accordance with its terms.

        See Section 11—"Material Agreements."

        Purchaser reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition (as defined below), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless provided by the Tender Offer Agreement or as previously approved in writing by the Company, Purchaser may not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Maximum Aggregate Amount, (iii) add to the Offer Conditions, (iv) waive, modify or change any of the Specified Offer Conditions (as defined below), (v) waive, modify or change any other Offer Condition in any manner adverse to any stockholder of the Company, (vi) except as otherwise provided in the Tender Offer Agreement, extend or otherwise change the Expiration Time or (vii) otherwise amend, modify or supplement any of the other terms of the Offer. See Section 15—"Certain Conditions of the Offer."

        The Offer is not conditioned upon Purchaser's ability to finance the purchase of the Shares pursuant to the Offer, and we will pay for the entire purchase price of the Shares in cash. See Section 9—"Source and Amount of Funds" for a discussion of the conditions relating to Purchaser's receipt of the Tender Offer Commitments. The Offer is not conditioned upon any minimum number of Shares being tendered.

        The Company has represented to Purchaser in the Tender Offer Agreement that, as of January 7, 2013, 213,457,753 Shares were issued and outstanding and has made certain other representations relating to its capitalization pursuant to the Tender Offer Agreement.

        Tendering stockholders who are record owners of their Shares and tender directly to Wells Fargo Bank, N.A., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Company's Board of Directors has approved the execution, delivery and performance of the Tender Offer Agreement and the transactions contemplated thereby, but is expressing no opinion to the Company's stockholders, and is remaining neutral, with respect to the Offer.

        The Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission on the date of the Offer and mailing the Schedule 14D-9 to its stockholders as promptly as reasonably practicable after the date of the Offer. We urge you to read the Schedule 14D-9.

FORWARD LOOKING STATEMENTS

        This Offer to Purchase contains, in addition to historical information, forward-looking statements. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "plans," "anticipates," "estimates," "expects," "intends," "seeks" or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offer and our plans with respect to the Company, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about the Company, economic and market factors and the industry in which the Company does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer; Proration

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for up to the Maximum Aggregate Amount of Shares validly tendered prior to the Expiration Time (as defined below) and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The Offer will expire at 5:00 p.m., New York City time, on February 25, 2013 (the "Initial Expiration Time") unless Purchaser, in accordance with the Tender Offer Agreement, extends the Initial Expiration Time (in which event the later date and time to which the Initial Expiration Time has been extended is the "Expiration Time").

        The Tender Offer Agreement provides, among other things, that if the number of Shares validly tendered in the Offer and not validly withdrawn represents less than the Maximum Aggregate Amount, then the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, at a price per Share equal to the Offer Price, a number of Shares equal to the Issued Share Amount.

        If more than the Maximum Aggregate Amount of Shares are validly tendered prior to the Expiration Time, and not validly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, purchase up to the Maximum Aggregate Amount of Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the Expiration Time and not validly withdrawn. If proration of tendered Shares is required, Purchaser will announce the final results of proration promptly after the expiration of the Offer. Holders of Shares may obtain preliminary results of proration from Georgeson Inc., the Information Agent for the Offer (the "Information Agent"), at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility (as defined below) from which the transfer had previously been made, promptly after the expiration or termination of the Offer, in each case, in accordance with the procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        In addition, Purchaser will not be required to accept for payment or (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC")) pay for, any Shares tendered pursuant to the Offer if, immediately prior to acceptance of Shares for payment, any of the following conditions exist (such conditions, the "Offer Conditions," and the conditions set forth in paragraphs (a), (b), (d) and (f) the "Specified Offer Conditions"):

  (a)
  any applicable waiting period (or any extension thereof) under the HSR Act, relating to the purchase of Shares pursuant to the Offer shall not have expired or otherwise been terminated (See Section 16—"Certain Legal Matters; Regulatory Approvals—United States Antitrust Compliance");

  (b)
  either (i) any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, or any law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Transactions (as defined in Section 11—"Material Agreements"), or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Share Issuance and there has been validly tendered in the Offer (and not validly withdrawn prior to any then scheduled Expiration Time) that number of Shares that represents at least 19.9% of the issued and outstanding Shares of immediately prior to such Expiration Time;

  (c)
  (i) any of the representations and warranties of the Company in the Tender Offer Agreement (without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein), other than the representations and warranties regarding capital structure, shall not be true and correct, as of the closing of the Offer as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in the Tender Offer Agreement regarding capital structure shall not be true and correct in all material respects as of the closing of the Offer as if made on and as of such time;

  (d)
  (i) any conditions in the Stock Purchase Agreement to the consummation of the Stock Purchase (other than the condition that the conditions under the Tender Offer Agreement shall have been satisfied or waived and the conditions that by their terms cannot be satisfied until the consummation of the Stock Purchase) shall not have been satisfied or waived or (ii) the Stock Purchase shall not have been consummated in accordance with the Stock Purchase Agreement substantially contemporaneously with the closing of the Offer;

  (e)
  the Company shall have failed to perform or comply in any material respect with any of its material agreements, obligations or covenants under the Tender Offer Agreement; or

  (f)
  the Tender Offer Agreement shall have been terminated in accordance with its terms.

        The conditions precedent to the consummation of the Stock Purchase include a condition relating to the refinancing by the Company of certain of its indebtedness. See Section 11—"Material Agreements."

        The Offer is not conditioned upon Purchaser's ability to finance the purchase of the Shares pursuant to the Offer, and Purchaser will pay for the entire purchase price of the Shares in cash. See Section 9—"Source and Amount of Funds" for a discussion of the conditions relating to Purchaser's receipt of the Tender Offer Commitments.

        Unless the Tender Offer Agreement is terminated, Purchaser is required to (i) extend the Offer on one or more occasions, in consecutive increments of up to five business days each (or such longer period as Purchaser and the Company may agree), if at any then-scheduled Expiration Time any of the Offer Conditions shall not have been satisfied or waived; (ii) extend the Offer, at the request of the Company, to a date no later than the 40th day after the date of the Tender Offer Agreement in certain circumstances; and (iii) extend the Offer for the minimum period required by applicable law or any interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (the "NYSE") applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the closing of the Offer under the HSR Act shall have expired or been terminated.

        We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is July 10, 2013.

        There will be no subsequent offering period.

        Any extension of the Offer will be followed by a public announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the

Expiration Time and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 26, 2013. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

        Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer (as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares"), any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the right of any party to seek judicial review in accordance with applicable law.

        Purchaser reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless provided by the Tender Offer Agreement or as previously approved in writing by the Company, Purchaser may not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Maximum Aggregate Amount, (iii) add to the Offer Conditions, (iv) waive, modify or change any of the Specified Offer Conditions, (v) waive, modify or change any other Offer Condition in any manner adverse to any stockholder of the Company, (vi) except as otherwise provided in the Tender Offer Agreement, extend or otherwise change the Expiration Time or (vii) otherwise amend, modify or supplement any of the other terms of the Offer.

        The rights reserved by Purchaser described in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the Tender Offer Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to stockholders.

        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable regulations of the SEC, Purchaser will accept for payment, purchase and promptly pay for up to the Maximum Aggregate Amount of Shares validly tendered and not validly withdrawn prior to the Expiration Time. See Section 1—"Terms of the Offer; Proration." In addition, subject to the terms and conditions of the Tender Offer Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 16—"Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares;" (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. No interest will be paid or accrued upon the cash payable upon the surrender or transfer of any Share Certificates or book-entry shares.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including as a result of proration), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the Expiration Time or the termination of the Offer.

        If, prior to the Expiration Time, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    For Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time. No alternative, conditional or contingent tenders will be accepted.

        Direct Registration Account.    If you hold your Shares in a book-entry or direct registration account maintained by the Company's transfer agent (and not through a financial institution that is a participant in the system of the Book-Entry Transfer Facility), in order to validly tender your Shares you must deliver the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instruction 1 and Instruction 5 of the Letter of Transmittal.

        If Share Certificates are forwarded separately to the Depositary by a stockholder, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Share Certificates.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties, subject to the right of any party to seek judicial review in accordance with applicable law. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding, subject to the right of any party to seek judicial review in accordance with applicable law.

        Appointment.    By executing the Letter of Transmittal (or delivering on Agent's Message), the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

  •
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

  •
  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

  •
  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

  •
  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

4.  Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 26, 2013, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party, subject to the right of any party to seek judicial review in accordance with applicable law. None of Purchaser, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain U.S. Federal Income Tax Consequences.

        The following is a general summary of certain U.S. Federal income tax consequences of the Offer to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer. This summary does not purport to address all of the U.S. Federal income tax matters that may be relevant to you. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, but not limited to: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. Federal income tax purposes; (vii) regulated investment companies; (viii) real estate investment trusts; (ix) partnerships and other pass-through entities (and investors therein); (x) U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar; and (xi) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation. In addition, this summary does not address any U.S. Federal alternative minimum tax consequences of the Offer.

        This summary is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any U.S. Federal tax laws other than income tax law (such as estate or gift tax laws). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and any such changes could apply retroactively and could adversely affect the tax consequences described below.

        For purposes of this discussion, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of the substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person. For purposes of this discussion, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. person for U.S. Federal income tax purposes.

        In addition, if an entity treated as a partnership for U.S. Federal income tax purposes is a beneficial owner of Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of Shares that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of selling the Shares pursuant to the Offer.

        The descriptions of U.S. Federal income tax consequences set forth below are for general information only. We urge you to consult your own tax advisors as to the particular tax consequences to you of the Offer, including the application of U.S. Federal, state, local and foreign tax laws, and possible changes in such laws.

  Tax Consequences of the Offer to U.S. Holders.

        This section describes the general U.S. Federal income tax consequences of the Offer to U.S. Holders.

        The sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes. As a result, if you hold your Shares as capital assets for U.S. Federal income tax purposes, you will generally recognize a capital gain or loss in an amount equal to the difference, if any, between the U.S. dollar amount received (including any amount withheld on account of withholding taxes) and your adjusted tax basis in the Shares. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year as of the closing date of the Offer. The use of capital losses is subject to limitations.

        Under recently enacted legislation, certain U.S. Holders that are individuals, estates and trusts are subject to an additional 3.8% Medicare tax (the "additional Medicare tax") on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) "net investment income," and (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from the sale of Shares pursuant to this Offer.

  Tax Consequences of the Offer to Non-U.S. Holders.

        This section describes the general U.S. Federal income tax consequences of the Offer to Non-U.S. Holders.

        Subject to the discussion below regarding backup withholding, payments made to you as a Non-U.S. Holder with respect to the Shares that you sell in the Offer generally will be exempt from U.S. Federal income tax and U.S. Federal withholding tax, unless:

  •
  your gain, if any, on the sale of Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you generally will be subject to U.S. Federal income tax on such gain in the same manner as if you were a U.S. Holder and (ii) if you are a corporation, you may also be subject to branch profits tax on your effectively connected earnings and profits (subject to adjustments) at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty);

  •
  you are an individual who was present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on your gain, if any, from the sale of Shares (net of U.S. source capital losses recognized during such year); or

  •
  the Company is or has been a U.S. real property holding corporation ("USRPHC") for U.S. Federal income tax purposes at any time during the shorter of the five-year period ending on the closing date of the Offer and the period that you held the Shares.

        With respect to the third point above, the determination whether the Company is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. No determination has been made as to whether the Company is or has been a USRPHC for U.S. Federal income tax purposes during the time period described in the third bullet point above. Because the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury Regulations), even if the Company constitutes a USRPHC, any gain realized on the receipt of cash for Shares in the Offer generally will be subject to U.S. Federal income tax only if you held (actually or constructively) more than five percent of the Shares at any time during the five-year period ending on the closing date of the Offer, in which case the gain will generally be taxed in the same manner as gain that is effectively connected with the conduct of a trade or business in the United States, except that the branch profits tax will not apply.

        If a trust or estate that otherwise qualifies as a Non-U.S. Holder has any beneficiaries that are U.S. taxpayers, such trust or beneficiaries may be subject to the additional Medicare tax described above under "Tax Consequences of the Offer to U.S. Holders."

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer will be subject to backup withholding, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient or (ii) provide a taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you do not provide a correct TIN, you may be subject to penalties imposed by the Internal Revenue Service ("IRS"). If you are a Non-U.S. Holder, backup withholding may apply unless you submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status.

        Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. Federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return in a timely manner. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.  Price Range of Shares.

        The Shares trade on the NYSE under the symbol "SVU." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NYSE based on published financial sources.

	High	Low
Fiscal Year Ending February 23, 2013
Fourth Quarter (through January 24, 2013)	$3.62	$2.34
Third Quarter	3.26	1.80
Second Quarter	5.37	1.68
First Quarter	6.69	4.05
Fiscal Year Ended February 25, 2012
Fourth Quarter	$8.57	$6.58
Third Quarter	8.75	6.26
Second Quarter	9.71	6.40
First Quarter	11.77	7.18
Fiscal Year Ended February 26, 2011
Fourth Quarter	$9.87	$7.06
Third Quarter	12.45	8.38
Second Quarter	13.16	9.67
First Quarter	17.89	11.93

        On January 8, 2013, the second full trading day prior to the public announcement of the execution of the Tender Offer Agreement, the closing sale price of the Company's Shares reported on NYSE was $2.76 per Share. On January 24, 2013, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on NYSE was $3.51.

        Stockholders are urged to obtain a current market quotation for the Shares prior to tendering Shares.

7.  Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation with its principal executive offices located at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. The telephone number for the Company is (952) 828-4000.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site at www.sec.gov.

Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events that may have occurred or may affect the significance or accuracy of any such information.

        Certain Projected Financial Information Regarding the Company.    Set forth below are projections about the future financial condition and performance of the Company and its subsidiaries (excluding NAI and its subsidiaries) (the "Projections"). The Projections are subjective in many respects. The Projections reflect numerous estimates and assumptions with respect to the Stock Purchase, industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company's business, all of which are difficult to predict and many of which are beyond the Company's control. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than forecasted. Because the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. Also, the economic and business environment can and does change quickly, which adds a significant level of unpredictability, unreliability and execution risk. As a result, the Projections are not necessarily indicative of future results. In addition, the Projections do not reflect pro forma adjustments or discontinued operations accounting treatment, and reported results may differ significantly from the Projections. Accordingly, readers are cautioned not to place undue reliance on the Projections. The Projections are forward-looking statements. The Projections have been disclosed by the Company to rating agencies in connection with the refinancing by the Company of certain of its indebtedness.

        None of Purchaser, AB Acquisition, Albertson's LLC or Cerberus nor any of their respective affiliates or representatives express any view on, or take any responsibility for the accuracy or reasonableness of, the Projections, or the assumptions underlying the Projections. Accordingly, the inclusion of this information should not be regarded as an indication or representation to any stockholder or other person that Purchaser, AB Acquisition, Albertson's LLC or Cerberus or any of their respective affiliates or representatives considered, or now considers, it to be predictive of actual future results, and it should not be relied on as such. Accordingly, there can be no assurance that the Projections will be realized, and actual results may be materially greater or less than those contained in the Projections. The Projections may differ from publicized analyst estimates and forecasts.

        Important factors that may affect the Company's actual results and its projected results include those risk factors set forth in the Company's filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 25, 2012 and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which the Company's stockholders are urged to review.

        The Projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States ("GAAP"), the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company's independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such forecast or its achievability, nor do they assume responsibility for or accept any association with, such forecasts.

        None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of the

Company compared to the information contained in the Projections or that forecasted results will be achieved.

        A summary of the Projections is provided below and is not being included in this Offer to Purchase to influence a stockholder's decision whether to tender Shares in the Offer. Readers of this Offer to Purchase are strongly cautioned not to place undue reliance on the Projections. This summary of projected financial information should be evaluated, if at all, in conjunction with the Company's historical financial statements and other information regarding the Company contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and in the Company's other public filings with the SEC. The projections below exclude NAI and its subsidiaries.

Certain Projected Financial Information Regarding the Company (Excluding NAI and its subsidiaries)

Consolidated (amounts in millions)	FY2013E	FY2014E	FY2015E	FY2016E
Net sales	$17,056	$17,495	$18,039	$18,714
Adjusted EBITDA(1)	$752	$794	$825	$888
Free Cash Flow(2)	N/A	$635	$591	$635

(1)
EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain non-recurring or non-cash charges not indicative of the operating performance of the business and for the transactions contemplated by the Transaction Documents (as defined below).

(2)
Free Cash Flow is defined as Adjusted EBITDA less capital expenditures. Free Cash Flow does not take into account interest expense, principal repayment and other costs associated with the Company's debt obligations. Free Cash Flow for fiscal year 2013 is not included in the Projections.

        NONE OF THE COMPANY, PURCHASER, AB ACQUISITION, ALBERTSON'S LLC OR CERBERUS INTENDS TO, OR UNDERTAKES ANY OBLIGATION TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, SUCH PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION THEREOF, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT AS REQUIRED BY LAW.

8.  Certain Information Concerning Purchaser and Cerberus.

        Purchaser.    Symphony Investors LLC, a Delaware limited liability company, was formed solely for the purpose of making the Offer. The managing member of Purchaser is Cerberus Capital Management, L.P. Purchaser has entered into an equity financing commitment letter (the "Tender Offer Commitment Letter") with (i) funds and accounts managed by Cerberus and/or its affiliated management entities and (ii) affiliates of each of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP. Purchaser received equity financing commitments in an aggregate amount of $261.3 million (the "Tender Offer Commitments") pursuant to the Tender Offer Commitment Letter. Equity investors who have made a Tender Offer Commitment pursuant to the Tender Offer Commitment Letter are referred to as the "Equity Investors." Upon consummation of the Offer and immediately after giving effect to equity contributions contemplated by the Tender Offer Commitments, (i) the Equity Investors that are funds and accounts managed by Cerberus and/or its affiliated management entities will be the owners of an aggregate of approximately 40% of our equity interests and (ii) the Equity Investors that are affiliates of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP will each own approximately 15% of our equity interests.

Under the terms of the limited liability company agreement of Purchaser that will be in effect upon consummation of the Offer and the equity contributions contemplated by the Tender Offer Commitments, each of the Equity Investors will be entitled to request that Purchaser distribute to it its proportionate share of the Shares then owned by Purchaser in full redemption of that Equity Investor's equity interest in Purchaser. In connection with any such distribution of Shares, the Equity Investor to which the Shares are distributed will be required to agree that, until the second anniversary of the consummation of the Offer, it will not transfer the Shares distributed to it (other than to affiliates and other than in certain transactions approved by the management board of Purchaser) and will cause such Shares to be voted as instructed by the management board of Purchaser. The Equity Investor will also be required to agree to comply with the provisions applicable to Equity Investors and transferees of Purchaser described in Section 11—"Material Agreements" under "The Tender Offer Agreement—Governance Rights," "The Tender Offer Agreement—Standstill" and "The Tender Offer Agreement—Transfer Restrictions." Kimco Realty Corporation has informed us that the Equity Investor that is affiliated with it intends to request that Purchaser distribute to it its proportionate share of the Shares owned by Purchaser shortly after the consummation of the Offer and the Share Issuance (if any).

        Purchaser will be managed by a management board consisting of (a) three representatives appointed by Cerberus, (b) a representative appointed by each of (I) Lubert-Adler Partners, L.P., (II) Schottenstein Professional Asset Management Corporation and (III) Klaff Realty, LP and (c) Robert G. Miller, the current President and CEO of Albertson's LLC. To date, Purchaser has not carried on any activities other than those related to its formation and the Offer. The business address for Purchaser is 875 Third Ave, New York, New York 10022. The business telephone number for Purchaser is (212) 891-2100.

        Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Tender Offer Agreement and the Tender Offer Commitment Letter and the financial commitments and obligations under the Tender Offer Agreement. Purchaser plans to obtain the funds necessary to consummate the offer through the Tender Offer Commitments.

        Purchaser does not believe that its financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer consideration consists solely of cash;

  •
  Purchaser has obtained commitments from the Equity Investors pursuant to the terms of the Tender Offer Commitment Letter to provide the funds necessary to purchase all securities validly tendered in the Offer and not validly withdrawn up to the Maximum Aggregate Amount; and

  •
  the Offer is not conditioned on Purchaser's ability to finance the purchase of the Shares pursuant to the Offer.

        Cerberus.    Cerberus Capital Management, L.P., along with its affiliates, is one of the world's leading private investment firms with approximately $20 billion under management. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. Cerberus is headquartered in New York City with affiliate and/or advisory offices in the United States, Europe and Asia.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the boards of directors, the executive officers and control persons of Purchaser or Cerberus are set forth in Schedule I. Except as set forth in Schedule I, neither Purchaser, Cerberus, nor to the knowledge of Purchaser or Cerberus, any of the persons listed in Schedule I, has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Purchaser, Cerberus, nor, to the knowledge of Purchaser or Cerberus, any of the persons or entities listed in Schedule I, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) during the 60 days prior to the date of this Offer to Purchase, neither Purchaser nor Cerberus, nor to the knowledge of Purchaser or Cerberus, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) neither Purchaser nor Cerberus, nor to the knowledge of Purchaser or Cerberus, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchaser, Cerberus, or, to the knowledge of Purchaser or Cerberus, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.

        Except as set forth elsewhere in this Offer to Purchase (including Schedule I), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Cerberus, or, to the knowledge of Purchaser or Cerberus, any of the persons or entities listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchaser has filed electronically with the SEC.

9.  Source and Amount of Funds.

        The Offer is not conditioned upon Purchaser's ability to finance the purchase of Shares pursuant to the Offer.

        Based on the number of Shares outstanding as of January 7, 2013, Purchaser estimates that it will need approximately $256.1 million to purchase all of the Shares pursuant to the Offer, assuming that the Shares validly tendered and not withdrawn in the Offer equal the Maximum Aggregate Amount. Purchaser has entered into the Tender Offer Commitment Letter with the Equity Investors, which are (i) funds and accounts managed by Cerberus and/or its affiliated management entities and (ii) affiliates of each of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP. We have received Tender Offer Commitments pursuant to the Tender Offer Commitment Letter in an aggregate amount of $261.3 million. The Tender Offer Commitments will provide Purchaser with sufficient consideration to purchase all of the Shares Purchaser is seeking to purchase pursuant to the Offer and to pay related fees and expenses. Under the terms of the Tender Offer Commitment Letter, (i) Equity Investors that are funds and accounts managed by Cerberus and/or its affiliated management have committed to provide an aggregate of approximately 40% of the total amount of the Tender Offer Commitments and (ii) Equity Investors that are affiliates of Lubert-Adler Partners, L.P., Schottenstein Professional Asset Management Corporation, Kimco Realty Corporation and Klaff Realty, LP have each committed to provide approximately 15% of the total amount of the Tender Offer Commitments. The Tender Offer Commitments are subject to the terms and conditions set forth in the Tender Offer Commitment Letter, including (i) the satisfaction or waiver by Purchaser of each of the Offer Conditions, in each case other than those conditions that by their nature are to be satisfied by actions on taken on the date of the closing of the Offer, but subject to the satisfaction or waiver of such conditions and (ii) the substantially contemporaneous funding by each other Equity Investor of its commitment under the Tender Offer Commitment Letter. The Company is a third-party beneficiary of the Tender Offer Commitment Letter and has the right, subject to certain limitations specified therein and the terms and conditions of the Tender Offer Agreement, to obtain specific performance from the Equity Investors. Cerberus Institutional Partners V, L.P., which is one of the Equity Investors and an affiliate of Cerberus, has provided a limited guarantee (the "Cerberus Limited Guarantee") in favor of the Company guaranteeing the payment to Purchaser of the cash equity committed pursuant to the Tender Offer Commitment Letter.

        In addition, the purchase of certain NAI assets under the Asset Purchase Agreement is intended to be financed pursuant to debt financing commitments from certain third-party lenders consisting of a term loan commitment in the aggregate amount of $1.05 billion and a revolving loan commitment in the aggregate amount of $1 billion. (See Section 11—"Material Agreements—Stock Purchase Agreement—AB Acquisition and Albertson's LLC Financing" and "—Asset Purchase Agreement").

        Purchaser does not believe its financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

  •
  the Offer consideration consists solely of cash;

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  Purchaser has obtained commitments from the Equity Investors pursuant to the terms of the Tender Offer Commitment Letter to provide the funds necessary to purchase all securities validly tendered in the Offer and not validly withdrawn up to the Maximum Aggregate Amount; and

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  the Offer is not conditioned on Purchaser's ability to finance the purchase of the Shares pursuant to the Offer.

        The foregoing summary of certain provisions of the Tender Offer Commitment Letter and the Cerberus Limited Guarantee discussed herein are qualified by reference to the Tender Offer Commitment Letter and the Cerberus Limited Guarantee themselves, which are incorporated herein by reference. We have filed a copy of the Tender Offer Commitment Letter and the Cerberus Limited Guarantee as Exhibits (d)(3) and (d)(4) to the Schedule TO, which is incorporated herein by reference.

10.  Background of the Offer; Past Contacts or Negotiations with the Company.

        The information set forth below specific to (x) actions taken by the Company or its representatives and (y) meetings or discussions in which Purchaser or its affiliates or representatives did not participate, in each case, was provided by the Company, and none of Purchaser, Cerberus nor any of their respective affiliates takes any responsibility for the accuracy or completeness of such information.

        The following is a description of contacts between representatives of Purchaser or its affiliates with representatives of the Company that resulted in the execution of the Tender Offer Agreement and the other agreements described in Section 11—"Material Agreements".

        In June 2006, the Company, a consortium of investors led by Cerberus, including affiliates of the other Equity Investors (Cerberus and such affiliates of the other Equity Investors, the "Consortium

Members," and such consortium, the "Consortium"), and CVS Corporation consummated the acquisition of Albertson's Inc. Pursuant to the transaction, the Company formed NAI, through which it acquired the majority of Albertson's Inc.'s operations; the Consortium acquired other Albertson's Inc. operations and CVS acquired Albertson's Inc.'s stand-alone drug stores. In connection with the 2006 transaction, the Company entered into a transition services agreement with Albertson's LLC (the "2006 TSA"). The 2006 TSA provided for payments by Albertson's LLC to the Company to cover the historical costs of providing support services to the operations of Albertson's LLC. In the Company's fiscal year 2012 and the Company's first three fiscal quarters of fiscal year 2013, fees of $47 million and $45 million, respectively, were incurred by Albertson's LLC pursuant to the 2006 TSA.

        Since the 2006 transaction, (i) Albertson's LLC and certain of the Consortium Members, through their representatives on the board of an indirect parent of Albertson's LLC, have worked closely with the Company pursuant to the 2006 TSA and (ii) from time to time, AB Acquisition and certain members of the Consortium have considered exploring a potential negotiated transaction with the Company. These discussions have ranged from purchasing discrete assets or banners from the Company to discussing structured investment alternatives to further bolster the Company's liquidity and support its restructuring efforts.

        On July 11, 2012, the Company announced publicly that its board and management, in conjunction with its financial advisors, Goldman Sachs & Co. ("Goldman") and Greenhill & Co., LLC ("Greenhill"), were initiating a review of strategic alternatives to create value for the Company's stockholders.

        On July 31, 2012, Cerberus and the Company executed a confidentiality agreement pursuant to which the Company agreed to furnish to Cerberus, Albertson's LLC and their representatives, on a confidential basis, certain information concerning the Company for the purpose of Cerberus's and Albertson's LLC's evaluation of a possible transaction among the parties. As part of the due diligence process, the Company provided Cerberus and Albertson's LLC with certain information regarding its business and operations, and certain members of senior management of the Company, on one hand, and of Cerberus and Albertson's, LLC on the other, made presentations to each other and their respective advisors.

        On or about August 3, 2012, Cerberus, Albertson's LLC and certain of the Consortium Members and their respective outside financial and legal advisors commenced a due diligence review of the Company. For the subsequent five-month period, Cerberus, Albertson's LLC and certain of the Consortium Members and their respective outside financial, legal and accounting advisors conducted a due diligence review of the Company. The due diligence review involved site visits to stores of all but one of the Company's banners, review of the documents in an online data room and meetings with various representatives and advisors to the Company regarding matters arising from the due diligence.

        Management presentations took place on August 9, 2012, attended by members of Company management. Other attendees included Goldman, representatives of Schulte Roth & Zabel LLP, legal advisor to Purchaser, Cerberus and Albertson's LLC ("Schulte Roth"), and Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), legal advisors to the Company.

        On August 20, 2012, Cerberus and Albertson's LLC sent diligence requests to the Company.

        At the request of the Company, during the period between August 21st and September 27th representatives of Cerberus and Albertson's LLC conducted desktop diligence on information populated to the online data room and conducted preliminary meetings with potential lenders who agreed to sign confidentiality agreements with the Company.

        On September 27, 2012, representatives of Cerberus and Albertson's LLC met with representatives of the Company, including its Chief Executive and Chief Financial Officers, to discuss the Company's operations and future prospects.

        On October 4, 2012, representatives of Cerberus and Albertson's LLC participated in a legal diligence call with representatives of the Company.

        Early in October 2012, the Company's financial advisors invited Cerberus and Albertson's LLC to submit proposals to the Company regarding a potential acquisition of the Company as part of the Company's review of strategic alternatives. Cerberus submitted a proposal that contemplated an acquisition of all of the Shares for $3.75 per share, accompanied by a tender offer for the outstanding notes of American Stores Company ("ASC"), a wholly owned subsidiary of NAI, and followed by a sale by NAI of the grocery store business conducted under the Albertson's banner to Albertson's LLC for $1.2 billion in cash.

        On October 12, 2012, representatives of Cerberus, Albertson's LLC, the Company and Goldman participated in a discussion regarding a potential transaction.

        On October 15, 2012, representatives of Goldman had a discussion with representatives of Cerberus. During that discussion, Cerberus expressed willingness to increase the offer price to $4.00 per share, but noted that it would not be willing to increase the price above that amount.

        On October 19, 2012, representatives of Wachtell Lipton discussed with representatives of Schulte Roth, as well as representatives of Cerberus, certain key terms of the proposal (including the circumstances under which termination fees would be payable if the transactions were not consummated).

        On October 23, 2012, the California Department of Industrial Relations sent a demand to the Company that NAI post additional security in connection with its self-insured workers' compensation obligations in California. Following receipt of this letter, the Company notified Cerberus of the development, and members of Company management and representatives of Cerberus met with the California Department of Industrial Relations ("CDIR") and the Security Fund (as defined in Section 11—"Material Agreements") to discuss the demand and inform CDIR and the Security Fund of a potential transaction. Members of Company management, representatives of Cerberus, and members of Albertson's LLC management also contacted the PBGC (as defined in Section 11—"Material Agreements") regarding a potential transaction.

        Between October 22 and October 30, 2012, members of management of the Company held extensive due diligence sessions in Minneapolis for representatives of Cerberus and members of management of Albertson's LLC. On October 29, 2012, Wachtell Lipton sent a draft merger agreement to Schulte Roth.

        During the first two weeks of November 2012, representatives of Cerberus and Albertson's LLC became concerned about their ability to finance the merger transaction as proposed. As a result, Cerberus and Albertson's LLC began to consider alternative transaction structures.

        On November 13, 2012, members of Company management along with representatives of Goldman, Greenhill and Wachtell Lipton, met in New York with representatives of Cerberus, Albertson's LLC and Schulte Roth. At that meeting, Cerberus and Albertson's LLC informed the Company that they no longer believed they would be able to obtain financing for the potential transaction as originally proposed, and instead proposed to acquire all of the equity of NAI (which would retain its and its subsidiaries' debt, including the ASC Notes (as defined in Section 11—"Material Agreements")) and to have Albertson's LLC indemnify the Company for its existing obligations to guaranty the ASC Notes. In addition, Cerberus proposed that it would, if the Company so desired, make a tender offer for up to 20% of the Shares at $4.00 per share, and Cerberus considered making a tender offer for up to 30% of the Shares at $4.00 per share, assuming that upon consummation of the offer, (i) Cerberus/Albertson's LLC would have representation on the Company's board, with Mr. Miller as the non-executive chairman, and (ii) Mr. Duncan would be elected as Chief Executive Officer.

        During the ensuing two weeks, the parties held discussions through their advisors concerning the proposed merger transaction as well as the alternative proposal by Cerberus and Albertson's LLC.

        On November 15, 2012, representatives of Goldman had several discussions with representatives of Cerberus and Albertson's LLC to explore financing alternatives.

        On November 28, 2012, members of the Company's management along with representatives of Goldman, Greenhill and Wachtell Lipton, met in New York with representatives of Cerberus and Albertson's LLC. At this meeting, Cerberus and Albertson's LLC again stated that they did not believe they could obtain financing for an acquisition of all of the Company on terms acceptable to Cerberus and Albertson's LLC, and reiterated their alternative proposal focused on NAI, together with a possible tender offer for up to 30% of the Shares. The parties discussed the feasibility of financing for the acquisition of all of the Company. On November 29, 2012, Cerberus and Albertson's LLC indicated that they were not willing to pursue an acquisition of the Company as an entirety, and indicated that they would be willing to pursue the alternative proposal only if the Company indicated a willingness to proceed by December 3, 2012. Later that day, representatives of the Company communicated to representatives of Albertson's LLC that the Company was willing to engage on a non-exclusive basis with Cerberus on its alternative proposal subject to the negotiation of the terms of the transaction.

        On December 3, 2012, Schulte Roth delivered to Wachtell Lipton a term sheet regarding proposed terms of the tender offer, further drafts of which were exchanged on December 4, 2012.

        On December 4, 2012, members of Company's management met with representatives of Cerberus and Albertson's LLC and expressed several concerns with the tender offer proposal, noting in particular that the proposed right of Purchaser to designate a majority of the Company's board was unacceptable to the Company.

        On December 5, 2012, members of Company's management and representatives of Goldman and of Greenhill met with representatives of Cerberus and members of Albertson's LLC's management to discuss due diligence and the commercial terms of transition services that would be required between NAI and the Company in the alternative structure.

        On December 6, 2012, members of Albertson's LLC's and the Company's management again discussed the governance proposal. On December 6 and 7, 2012, representatives of Goldman met with representatives of Cerberus and Albertson's LLC to discuss the financing of the transaction and due diligence matters. Later that day, representatives of the Company communicated to representatives of Cerberus and Albertson's LLC a revised governance proposal that would give current members of the Company board a majority of the board at the closing of the tender offer, after which the Company would conduct a search for two additional independent directors to add to the board.

        On December 7, 2012, members of the Company's and Albertson's LLC's management and representatives of Cerberus discussed the governance proposal. Wachtell Lipton separately discussed with Schulte Roth the governance proposal and other issues, including the inclusion of a closing condition requiring a minimum level of shares tendered, the absence of a reverse termination fee, the absence of a right for the Company to accept a Superior Proposal (as defined in the Section 11—"Material Agreements"), and the obligation of the Company to reimburse Purchaser's expenses in certain circumstances. Later that day, Schulte Roth informed Wachtell Lipton that the Company's governance proposal and the concept of a reverse termination fee would be acceptable.

        Also on December 7, 2012, the Security Fund sent to the Company a letter stating that it had filed a financing statement under the Uniform Commercial Code claiming security interests against assets of NAI to support NAI's workers' compensation obligations in California and was in the process of making additional filings for the purpose of providing notice of the attachment of its putative security interest in various real property recording registries. The letter also made reference to public reports of a potential sale transaction and stated that the Security Fund should be included in discussions concerning any proposed transaction.

        On December 12, 2012, Schulte Roth sent to Wachtell Lipton drafts of the principal Transaction Documents. On December 12 and 13, 2012, members of Company's management, along with representatives of Goldman and Greenhill, met with representatives of Cerberus and Albertson's LLC to discuss the financial prospects of the separated companies, the allocation of employee, pension and other liabilities, transition services, transaction financing, and other economic and commercial terms of the transactions. On December 13, 2012, members of Company's management and representatives of Cerberus met with the Security Fund to discuss the Security Fund's claims against NAI and the potential transactions.

        On December 14, 2012, members of Company management met with representatives of Cerberus and Albertson's LLC, to discuss transition services, including the duration of services and the fees payable for such services after the first year. On December 17, 2012, members of Company management, representatives of Cerberus and representatives of Albertson's LLC met with the PBGC to discuss potential concerns of the PBGC with the proposed NAI transaction.

        On December 18, 2012, representatives of Wachtell Lipton had several discussions and met with representatives of Schulte Roth and Cerberus to discuss the transaction documentation. In these discussions, among other issues, Schulte Roth informed Wachtell Lipton that Cerberus and Albertson's LLC now considered the tender offer and accompanying governance changes to be a key part of the transactions. Also on December 18, 2012, representatives of Goldman met with representatives of Cerberus and its potential debt financing sources to discuss the financing of the transactions.

        On December 19, 2012, at an in-person meeting of the Company's board, at the invitation of the Company's board, Mr. Duncan and Mr. Miller presented to the board their views of the business and operations of the Company post-closing and answered a number of questions from the board regarding their qualifications and potential conflicts of interest.

        On December 24, 2012, Wachtell Lipton sent revised drafts of the principal transaction agreements to Schulte Roth.

        On December 28, 2012, Schulte Roth identified to Wachtell Lipton several issues that Cerberus considered significant, including the terms of Purchaser's standstill obligations, the ability of the Company to consider and accept a Superior Proposal, the structure and fees of the transition services agreements, working capital and net worth adjustments to the purchase price, the resolution of the Security Fund claims, the nature of the credit supports for the indemnification of the Company's guarantee obligations with respect to the ASC Notes, and the termination fees payable by each party.

        Over the next several days, members of Company management and representatives of Cerberus, together with representatives of Goldman and Greenhill, had numerous discussions around these and other issues and due diligence information, as well as further discussion with both the PBGC and the Security Fund. Members of Company management and accountants of both the Company and Cerberus/Albertson's LLC met from December 29, 2012 through January 4, 2013, along with representatives of Cerberus and Goldman on certain of these days, to review accounting due diligence. Representatives of Wachtell Lipton and representatives of Schulte Roth exchanged several drafts of both principal and ancillary transaction documents and had several discussions, including a meeting on January 2, 2013, that included representatives of both the Company and Cerberus and Albertson's LLC.

        On January 6, 2013, members of Company management, together with Goldman, Greenhill, and Wachtell Lipton, met with representatives of Cerberus and Albertson's LLC, together with Schulte Roth, to discuss and attempt to resolve the remaining key issues in the transaction, including the creditworthiness of the counterparties, terms of the standstill, duration of transfer restrictions, balance sheet-based purchase price adjustments, termination fees, employee retention efforts, treatment of tax capital losses of the Company, the ongoing discussions with the Security Fund and the PBGC, and the timing of Mr. Duncan's potential appointment as Chief Executive Officer of the Company.

        Following such meeting, the participants in the meeting continued to have numerous discussions over the next few days to finalize the details of issues that had been resolved in principle and to resolve remaining issues. Discussions also continued with the PBGC, the Security Fund and refinancing sources.

        On January 9, 2013, (i) Cerberus entered into an engagement letter with Lazard Frères & Co. LLC, as financial advisor to Cerberus in the connection with the Offer and the Stock Purchase and (ii) AB Acquisition, Purchaser and Cerberus entered into an engagement letter with Barclays Capital Inc., as financial advisor to AB Acquisition and Purchaser in connection with the Offer and the Stock Purchase, and as dealer manager for the Offer.

        The Company's board met on January 9, 2013 to consider the transactions. At the meeting, the Company's board resolved to approve the Company entering into the transaction agreements for the Transactions.

        Following the board meeting, the parties and their advisors continued their negotiations of the Transaction Documents for the Transactions as well as the financing commitments, refinancing commitments, and agreements with the PBGC and the Security Fund, and the transaction agreements (including the financing and refinancing commitment letters) were executed early in the morning of January 10, 2013. Following the execution, the Company and Cerberus issued a joint press release before the market opened on January 10, 2013, announcing entry into the transaction agreements.

        On January 25, 2013, (i) AB Acquisition, Purchaser, Cerberus and Barclays Capital Inc. amended the engagement letter dated as of January 9, 2013, (ii) Offeror, Cerberus and Barclays Capital Inc. entered into a dealer manager agreement in connection with the Offer and (iii) Purchaser commenced the Offer.

11.  Material Agreements.

        The Tender Offer Agreement, the Stock Purchase Agreement, the Transition Services Agreements (as defined below) and the Trademark Cross-Licensing Agreement (as defined below), as well as the following summaries of each such agreement, have been included to provide investors and stockholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about Purchaser or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters of fact. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC.

        Investors and stockholders are not third-party beneficiaries under the Tender Offer Agreement, the Stock Purchase Agreement, the Transition Services Agreements or the Trademark Cross-Licensing Agreement. Accordingly, investors and stockholders should not rely on the representations, warranties and covenants included in such agreements as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties' public disclosures. The following summaries of the agreements are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning Purchaser and Cerberus" above. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

  The Tender Offer Agreement

        The following is a summary of certain provisions of the Tender Offer Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Tender Offer Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Tender Offer Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser and Cerberus." Stockholders and other interested parties should read the Tender Offer Agreement for a more complete description of the provisions summarized below.

        The Offer.    Purchaser is required to use reasonable best efforts to commence the Offer as promptly as practicable, but in any event within ten business days after the date of the Tender Offer Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction, or waiver by Purchaser if permitted under the Tender Offer Agreement, of the Offer Conditions. Purchaser expressly reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless provided by the Tender Offer Agreement or as previously approved in writing by the Company, Purchaser may not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Maximum Aggregate Amount, (iii) add to the Offer Conditions, (iv) waive, modify or change any of the Specified Offer Conditions, (v) waive, modify or change any other Offer Condition in any manner adverse to any stockholder of the Company, (vi) except as otherwise provided in the Tender Offer Agreement, extend or otherwise change the Expiration Time or (vii) otherwise amend, modify or supplement any of the other terms of the Offer.

        If more than 30% of the Shares are validly tendered prior to the Expiration Time and not validly withdrawn, Purchaser will purchase from each tendering stockholder such tendering stockholder's pro rata portion of the total number of Shares validly tendered and not validly withdrawn, such that 30% of the issued and outstanding Shares as of immediately prior to the Expiration Time is acquired pursuant to the Offer.

        Extensions of the Offer.    The Tender Offer Agreement provides that, so long as the Tender Offer Agreement has not been terminated in accordance with its terms, Purchaser shall extend the Offer:

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  on one or more occasions, in consecutive increments of up to five business days each (or such longer period as Purchaser and the Company may agree), if at any then-scheduled Expiration Time any of the Offer Conditions shall not have been satisfied or waived;

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  at the request of the Company, to a date no later than the 40th day after the date of the Tender Offer Agreement in certain circumstances described under "—No Solicitation" below; and

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  for the minimum period required by applicable law or any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the closing of the Offer (the "Offer Closing") under the HSR Act shall have expired or been terminated.

        Purchaser will not, however, be required to extend the Offer beyond the Outside Date.

        Share Issuance.    Simultaneously with, or substantially contemporaneously with, the Offer Closing, or if no Shares are tendered, immediately following the Expiration Time, and in any event substantially concurrently with consummation of the Stock Purchase, if the number of Shares validly tendered in the Offer and not validly withdrawn (the "Tendered Share Amount") represents less than the Maximum Aggregate Amount, then subject to the satisfaction, or waiver by Purchaser in accordance with the terms of the Tender Offer Agreement, of the Offer Conditions, the Company shall issue and sell to Purchaser, at a price per Share equal to the Offer Price, a number (which may be zero in accordance with the following provisions of this sentence) of additional Shares (the "Issued Share Amount") that is not less than the excess, if any, of (i) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount, and that is not greater than the lowest of (A) the excess, if any, of (x) the number of Shares represented by the Maximum Aggregate Amount over (y) the Tendered Share Amount, (B) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time, and (C) a number of Shares that, together with the Tendered Share Amount, equals 62.5 million; provided that the Company shall have the right to determine, in its sole discretion, the Issued Share Amount subject to the foregoing parameters (provided that in the event of a Share Issuance, subject to Purchaser's compliance with its obligations under the Tender Offer Agreement, in no event will Purchaser be issued Shares in an amount less than the excess of (i) 19.9% of the number of Shares issued and outstanding as of immediately prior to the Expiration Time over (ii) the Tendered Share Amount). The issuance to Purchaser of the Issued Share Amount is referred to herein as the "Share Issuance."

        Governance Rights.    Pursuant to the Tender Offer Agreement, upon the Offer Closing:

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  five incumbent members of the Company's board of directors identified by the Company's board of directors will resign;

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  Purchaser will have the right to designate three members (the "Purchaser Designees") of the Company's board of directors to fill the vacancies created by such resignations, provided that such designees meet applicable legal and regulatory requirements and the Company's internal corporate governance requirements in effect as of the execution of the Tender Offer Agreement;

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  the remaining directors of the Company's board of directors will appoint two of the Purchaser Designees (selected by Purchaser) to fill vacancies on the Company's board of directors and decrease the size of the Board by three directors; and

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  the Company's board of directors will remove Wayne C. Sales from his position as Chief Executive Officer of the Company effective as of the Offer Closing and the Company's board of directors will appoint Sammy K. Duncan to serve as the Chief Executive Officer of the Company.

        One of the Purchaser Designees will be Robert G. Miller, who will be designated as the non-executive Chairman of the Company's board of directors. Mr. Miller is the Chief Executive Officer of Albertson's LLC and will retain his position with Albertson's LLC following his appointment as non-executive Chairman of the Company's board of directors.

        Following the appointment of the initial two Purchaser Designees, the Company's board of directors will increase the size of the Board by four directors, and will appoint Mr. Duncan, the Purchaser Designee not previously appointed to the Company's board of directors and two additional members to be identified through a search through a nationally recognized search firm to the Company's board of directors. On January 14, 2013, the Company instructed a previously engaged search firm to conduct this search.

        The Purchaser Designees will be appointed to the Finance, Corporate Governance, Nominating and Leadership Development and Compensation Committees of the Company's board of directors, subject to applicable NYSE regulations, so that the percentage of the members of each such committee that are

Purchaser Designees is substantially equivalent to the percentage of the members of the Company's board of directors that are Purchaser Designees; provided, that to the extent such regulations do not permit such appointment, the Purchaser Designees shall have certain observer rights in respect of such committees.

        The Tender Offer Agreement provides that none of the Company or its subsidiaries shall engage in any business transaction (or series of related transactions) involving consideration payable by or to the Company or any of its subsidiaries in excess of $120,000 with Purchaser, any Purchaser Designee or any affiliate of the foregoing, unless such transaction is approved by a majority of the Company's board of directors that are not Purchaser Designees; provided, that the transactions contemplated by the Tender Offer Agreement and Stock Purchase Agreement and any merchandise, procurement, vendor and services contracts entered into with third parties in the ordinary course under which the Company and Purchaser purchase jointly have been approved and are not subject to this restriction.

        Following the Offer Closing until the second anniversary of the Offer Closing (the "Required Nomination Period"), in connection with each annual meeting of the Company's stockholders during the Required Nomination Period, the Company will be required, subject to certain limited exceptions, to (i) nominate each Purchaser Designee for reelection to the Company's board of directors and (ii) take all reasonable and lawful actions necessary or advisable to cause the Company's board of directors to recommend that the Company's stockholders vote for the election of each Purchaser Designee. Purchaser (and any of its affiliates owning Shares transferred by Purchaser to such affiliate) will be required to vote or cause such Shares to be voted (i) during the Required Nomination Period, in favor of each director (other than the Purchaser Designees) recommended by the Company's board of directors and (ii) during the Required Nomination Period and any period in which a Purchaser Designee is serving a term of directorship on the Company's board of directors with respect to which term the Company was obligated to nominate and recommend such Purchaser Designee, otherwise in accordance with the recommendation of the Company's board of directors. The Required Nomination Period will be deemed to automatically expire if any of the standstill restrictions described below cease to apply and after such time, any Restricted Purchaser Person (as defined below) takes any of the actions prohibited by the standstill. In no event will the expiration of the Required Nomination Period shorten the term of any Purchaser Designee on the Company's board of directors or require that any Purchaser Designee resign from the Company's board of directors. The Company has renounced any interest or expectancy in any business opportunity in which a Purchaser Designee or any of its affiliates participates or seeks to participate other than a business opportunity that is presented to a Purchaser Designee in such person's capacity as a director of the Company.

        Standstill.    From and after the Offer Closing and until the seventh anniversary of the Offer Closing, neither Cerberus nor Purchaser shall, and shall not permit their respective affiliates to, and shall cause the Equity Investors to agree not to, acting alone or in concert with any other person or group ("Restricted Purchaser Persons"), without the prior written consent of a majority of the members of the Company's board of directors excluding the Purchaser Designees and any member of the Company's board of directors that is an affiliate or associate of, or has a material relationship with, Cerberus, any Equity Investor, or Purchaser or their respective affiliates (collectively, the "Purchaser Related Directors" and individually, a "Purchaser Related Director"),

            (i)  acquire, offer or propose to acquire or agree to acquire, beneficial ownership of any Shares or any securities convertible into or exercisable for Shares;

           (ii)  directly or indirectly, acquire, offer or propose to acquire or agree to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership) of any of the assets or businesses of the Company or any subsidiary thereof or any securities issued by a subsidiary of the Company, or any rights or options to acquire such ownership (including from a third party);

          (iii)  engage in any "solicitation" (within the meaning of the Exchange Act) of proxies or consents relating to the election of directors with respect to the Company, or become a "participant" in any "election contest" (both within the meaning of the Exchange Act) seeking to elect directors not nominated by the Company's board of directors;

          (iv)  make, announce, disclose publicly, propose publicly or induce or attempt to induce any other person to initiate any stockholder proposal;

           (v)  in any manner, agree, attempt, seek or propose to deposit any securities of the Company or any rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any securities of the Company in any voting trust or similar arrangement;

          (vi)  form or join in the formation of a "group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to any securities of the Company or any subsidiary thereof, other than any such "group" consisting exclusively of Purchaser and any affiliates of Purchaser;

         (vii)  (i) finance (or arrange financing for) any person or (ii) otherwise knowingly encourage or advise another person, in each case in connection with any of the foregoing;

        (viii)  publicly announce any intention, plan or arrangement inconsistent with the foregoing; or

          (ix)  seek or request permission to do any of the foregoing, or publicly request to amend or waive any of the standstill covenants (including, without limitation, this clause), in each case, in any manner that would require public disclosure thereof;

provided, that the restrictions in clauses (iii), (iv) or (vi) (and clauses (vii) and (viii) to the extent relating to clauses (iii), (iv) or (vi)) (such restrictions, collectively, the "Governance Standstill Restrictions") immediately above, shall no longer apply upon the earlier of (A) the second anniversary of the later of the date of the Offer Closing and the Share Issuance and (B) any termination of employment of Mr. Duncan by the Company's board of directors if all of the Purchaser Designees voted against such action; provided, further, that if at any time any Restricted Purchaser Person engages in any of the conduct specified in the Governance Standstill Restrictions, then, (A) at no time thereafter may any Restricted Purchaser Person nominate any individual who, upon taking office, would be a Purchaser Related Director to replace (either upon removal or the expiration of the applicable term of) any member of the Company's board of directors who is considered an "independent director" pursuant to NYSE rules; provided that, for the avoidance of doubt, any Restricted Purchaser Person may nominate an individual who, upon taking office, would be a Purchaser Related Director to replace (either upon removal or the expiration of the applicable term of) any member of the Company's board of directors who is not considered an "independent director" and (B) at all times thereafter, the Company's board of directors shall be permitted to form and/or maintain an independent committee (which may be a "special committee") comprised of members of the Company's board of directors other than Purchaser Related Directors, including in response to such conduct.

        Notwithstanding the foregoing standstill provisions, subject to applicable law, from and after the Offer Closing, (i) at any time and from time to time, Cerberus and Purchaser shall be permitted to make open market purchases of, or a tender offer for, at a price per share of the Shares not less than the prevailing market price with respect to open market purchases and not less than the closing price on the NYSE on the trading day immediately preceding the commencement of the tender offer with respect to a tender offer, a number of Shares that, when added to the Shares beneficially owned by the Restricted Purchaser Persons prior to and following such purchase, would be equal to up to, but no more than, 30% of the outstanding Shares and (ii) the Company shall not enter into any poison pill agreement, stockholders rights plan or similar agreement that limits Purchaser's or any of its affiliates' rights to acquire Shares in accordance with clause (i) of this sentence (the "Poison Pill Covenant"). The Poison Pill Covenant permits the Company to enter into any poison pill agreement, stockholder rights plan or similar agreement that doesn't limit the rights of Purchaser or its affiliates to acquire Shares in accordance with clause (i) of the preceding sentence, including one which limits the ability of Restricted Purchaser Persons to acquire Shares resulting in their beneficial ownership of more than 30% of the then-outstanding Shares.

        Notwithstanding the foregoing, from and after the Offer Closing, in no event shall the Restricted Purchaser Persons be permitted to collectively beneficially own more than 30% of the then outstanding Shares without the prior written consent of a majority of the members of the Company's board of directors excluding Purchaser Related Directors.

        The foregoing standstill provisions do not (i) prohibit Restricted Purchaser Persons and their affiliates from engaging in brokerage, investment advisory or management, trust and fiduciary, arbitrage, trading and lending activities in the normal and usual course of business consistent with past practice (including participating in or providing debt financing for a prospective buyer regarding a proposed or definitive transaction with the Company or any of its subsidiaries so long as the Company board did not at any time oppose or reject the proposal of such transaction), (ii) apply to any portfolio company of Cerberus or any other Equity Investor or any of their respective affiliates as long as certain specified conditions are satisfied and (iii) restrict any Purchaser Designee or other director or officer of the Company from acting, in such capacity, in accordance with his or her fiduciary duties on behalf of the Company and its stockholders under applicable law.

        Registration Rights.    The Tender Offer Agreement provides Purchaser with certain registration rights relating to Shares it acquires in the Offer or pursuant to the Share Issuance. From and after the second anniversary of the Offer Closing, Purchaser will have shelf registration rights, subject to certain customary exceptions, and can initiate up to three demand registrations, only one of which may be initiated in any 6-month period, also subject to certain customary exceptions. Purchaser also has certain rights to participate in any registrations of securities initiated by the Company. The Company will generally pay all costs and expenses incurred by the Company and Purchaser in connection with any shelf or demand registration (other than selling expenses incurred by Purchaser). The Company and Purchaser have also agreed to certain indemnification rights with respect to information contained in or omitted from a registration statement. Shares held by Purchaser will cease to have registration rights on the first date on which (i) such Shares have been sold pursuant to an effective registration statement, (ii) such Shares have been sold to the public pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), (iii) such shares have been otherwise sold by Purchaser (or a permitted transferee) or acquired by the Company or (iv) such Shares are able to be sold by Purchaser (or a permitted transferee) without volume or manner of sale limitations pursuant to Rule 144 under the Securities Act.

        Transfer Restrictions.    Each of Cerberus and Purchaser have agreed that until the second anniversary after the Offer Closing, without the prior written consent of the Company, neither Cerberus nor Purchaser shall, and shall not permit their respective affiliates to, and Purchaser shall cause the Equity Investors to agree not to, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of (collectively, "Transfer") any Shares or securities convertible or exercisable or exchangeable for such Shares, including in any transaction that involves any common equity securities, equity-linked securities (including convertible securities) or equity forward sales agreements, relating to Shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of any Shares, in cash or otherwise; provided that Cerberus, the Equity Investors, their respective affiliates and/or Purchaser may (A) Transfer any Shares to any of their respective affiliates (other than a portfolio company of Cerberus or its affiliates); provided, further that such affiliate agrees to be bound by the terms of the Tender Offer Agreement and (B) Transfer any Shares to a third party pursuant to a tender offer, exchange offer, merger, consolidation or other transaction (1) which is recommended to the stockholders of the Company by the Company's board of directors or (2) in the case of a merger or other business combination transaction, which has been approved by the stockholders of the Company.

        Purchaser has agreed that from and after the Offer Closing, it shall not, directly or indirectly, Transfer any Shares or securities convertible into or exercisable or exchangeable for such Shares to any person (i) that is, or has any affiliate that is, engaged in the business of the Company in the United States and derived revenue from such activities as of the then most recently completed fiscal year in excess of $2.5 billion or (ii) that together with such person's affiliates would, following such Transfer, own, directly or indirectly, beneficially or of record, 5% or more of the Shares then outstanding; provided that this covenant shall not restrict any Transfer consisting of block trades executed at prevailing market prices obtainable at the time of such Transfer and through brokers in transactions on the NYSE (provided that the aggregate amount of Shares transferred in any such block trade, or series of related block trades, does not exceed 2% of the Shares then outstanding) or effected through a widely distributed public offering.

        Notwithstanding the foregoing transfer restriction provisions, any person that is subject to such transfer restrictions shall be permitted to Transfer any portion or all of its Shares at any time under the following circumstances:

            (i)  (x) distributions of Shares to any members of Purchaser (a "Purchaser Member") or (y) Transfers to any affiliate under common control of a Purchaser Member, but in each case only if the transferee agrees in writing to be bound by certain provisions of the Tender Offer Agreement;

           (ii)  in a merger, consolidation, reorganization, recapitalization, tender offer, exchange offer or other similar transaction approved by the Company's board of directors (excluding any Purchaser Related Directors);

          (iii)  as a bona fide pledge to a financial institution; or

          (iv)  with the prior written consent of a majority of the members of the Company's board of directors who are not Purchaser Related Directors.

        Representations and Warranties.    The Tender Offer Agreement contains representations and warranties of the Company and Purchaser. Note that references to "the Company and its subsidiaries" below excludes NAI and its subsidiaries.

        Some of the representations and warranties in the Tender Offer Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Tender Offer Agreement, "Company Material Adverse Effect" means any event or effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, a Company Material Adverse Effect will not include events or effects relating to or resulting from:

            (i)  changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent such change has a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its subsidiaries operate;

           (ii)  any decline in the market price or trading volume of the Company's securities (it being understood that the underlying cause of such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not otherwise excluded from the definition of a Company Material Adverse Effect);

          (iii)  general changes or developments in the industries or markets in which the Company and its subsidiaries operate, including general changes in law or regulation across such industries and markets, except to the extent such change has a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its subsidiaries operate;

          (iv)  the execution and delivery of the Tender Offer Agreement or the public announcement or pendency of the Offer or other transactions contemplated by the Tender Offer Agreement or in the other Transaction Documents including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, customers, suppliers or partners;

           (v)  the identity of Purchaser or of any Purchaser Members as the parties involved in the Offer;

          (vi)  compliance with the terms of, or the taking of any action required by, the Tender Offer Agreement;

         (vii)  any acts of terrorism or war, except to the extent such act has a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its subsidiaries operate;

        (viii)  any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, except to the extent such event has a disproportionate effect on the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate;

          (ix)  changes in applicable law, regulation or generally accepted accounting principles or the interpretation thereof after the date of the Tender Offer Agreement;

           (x)  any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not otherwise excluded from the definition of a Company Material Adverse Effect); or

          (xi)  any matter disclosed to Purchaser as an exception to the Company's representations regarding the absence of certain changes or events since February 25, 2012.

        In the Tender Offer Agreement, the Company has made customary representations and warranties to Purchaser with respect to, among other things:

  •
  organization, standing and power of the Company and its subsidiaries;

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  capital structure;

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  information supplied for inclusion in SEC filings relating to the Offer;

  •
  authority;

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  no conflicts and consents;

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  SEC filings and financial statements;

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  internal controls and procedures;

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  absence of undisclosed liabilities;

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  compliance with law and possession of required permits;

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  employee benefits;

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  tax matters;

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  labor relations matters;

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  intellectual property and IT systems;

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  contracts;

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  insurance;

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  absence of certain changes or events;

  •
  investigations and litigation; and

  •
  brokers' and finders' fees.

        "Transaction Documents" means the Tender Offer Agreement, the Stock Purchase Agreement, the Transition Services Agreements, the Trademark Cross-Licensing Agreement (as defined below), the Escrow Agreement (as defined below) and the Supplemental Indenture (as defined below). "Transactions" means the transactions contemplated by the Transaction Documents.

        In the Tender Offer Agreement, Purchaser has made customary representations and warranties to the Company, including representations relating to: organization, standing and power; authority, no conflicts and consents; investigations and litigation; information supplied for inclusion in SEC filings related to the Offer; sufficiency of funds and financing in connection with the Offer; brokers' and finders' fees; ownership of Shares; capitalization; delivery of a limited guarantee by an affiliate of Cerberus; absence of certain arrangements; no competitive investments; and securities law matters.

        Conduct of Business of the Company.    During the period from the date of the Tender Offer Agreement until the Offer Closing, except (i) as may be required by applicable law, (ii) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required, contemplated or permitted by the Tender Offer Agreement, the Transaction Documents or the Asset Purchase Agreement, or (iv) as set forth in the Company's disclosure letter to Purchaser, the Company agreed with Purchaser to use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business and to preserve substantially intact its business organizations, operations and goodwill.

        In addition, except as set forth in the relevant sections of the Company's disclosure letter to Purchaser, the Company agreed with Purchaser, on behalf of itself and its subsidiaries, that from the date of the Tender Offer Agreement until the Offer Closing, the Company and its subsidiaries will be subject to customary operating restrictions, including, but not limited to, restrictions relating to:

            (i)  payment of dividends and distributions;

           (ii)  splits, combinations and reclassifications of any equity interests;

          (iii)  increasing the compensation or other benefits payable or provided to the Company's and its subsidiaries' current or former directors, officers, employees or consultants;

          (iv)  entering into employment or similar agreements with directors, officers or employees or otherwise amending compensation arrangements relating to employees;

           (v)  making loans or advances to current or former officers, directors, employees, agents or consultants;

          (vi)  making changes in financial accounting policies or procedures, except as required by GAAP, SEC rules or policy or applicable law;

         (vii)  amending organizational documents or merging or consolidating with third parties;

        (viii)  adopting a plan or agreement of complete or partial liquidation or dissolution;

          (ix)  issuances, sales and pledges or equity interests;

           (x)  repurchases and redemptions of capital stock and prepayments of indebtedness;

          (xi)  incurring and guaranteeing indebtedness;

         (xii)  material acquisitions and dispositions of equity interests, properties and assets;

        (xiii)  making capital expenditures;

        (xiv)  entering into management consulting agreements; and

          (xv)  agreeing to take any of the foregoing actions.

        No Solicitation.    The Company agreed that:

            (i)  neither the Company nor any subsidiary of the Company shall, and the Company and each of its subsidiaries shall use their reasonable best efforts to cause their representatives and affiliates not to, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below) (including by amending or granting any waiver or release under, or failing to enforce, any standstill or similar contract with respect to any class of equity securities of the Company; provided that the Company and its subsidiaries shall be permitted to waive or release any person from or fail to enforce any provision of such standstill or contract prohibiting any person from communicating with the Company's board of directors), (B) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal, (C) engage in discussions regarding an Alternative Proposal with any person that has made an Alternative Proposal, except to notify such person of its non-solicitation obligations or (D) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted by the Tender Offer Agreement); and

           (ii)  subject to limited exceptions, neither the Company's board of directors nor any committee thereof shall (A) make a recommendation that stockholders of the Company do not tender into the Offer or (B) adopt, approve, endorse or recommend or propose to adopt, approve, endorse or recommend (publicly or otherwise) an Alternative Proposal (any of the conduct referenced in (A) and (B), a "Change in Recommendation").

        Notwithstanding the Company's non-solicitation covenants, at any time after the date of the Tender Offer Agreement but prior to the Offer Closing:

            (i)  if the Company receives an Alternative Proposal after the date of the Tender Offer Agreement that did not result from any breach of the Company's non-solicitation obligations in any material respect and (A) that constitutes a Superior Proposal (as defined below) or (B) that the Company's board of directors determines in good faith could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal, if, and only if, (1) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the confidentiality agreement between the Company and Cerberus (it being understood that such confidentiality agreement need not contain any "standstill" or similar provisions or otherwise prohibit the making or amendment of any Alternative Proposal on a private basis to the Company's board of directors) and (2) the Company makes available to Purchaser (to the extent it has not already done so) all material non-public information made available to any person making an Alternative Proposal at substantially the same time and in substantially the same form as it provides it to such other person, (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal and/or (z) require Purchaser to extend the Offer to a date no later than the 40th day after the date of the Tender Offer Agreement; and

           (ii)  the Company's board of directors may effect a Change in Recommendation (a "Permitted Change of Recommendation") but, if in response to an Alternative Proposal, only if such Alternative Proposal was received after the date of the Tender Offer Agreement and did not result from any breach of the Company's non-solicitation covenants in any material respect and if not in response to an Alternative Proposal, only if in response to a material event, fact, development or circumstance (other than in connection with an Alternative Proposal) that is unknown by the Company's board of directors as of the date of the Tender Offer Agreement (an "Intervening Event"), and, in any case, prior to effecting any Permitted Change of Recommendation:

             (x)  if in response to an Alternative Proposal, the Company's board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal is a Superior Proposal (taking into account any irrevocable adjustment to the terms and conditions of the Transactions proposed prior to such time by Purchaser and its affiliates in response to such Alternative Proposal); and

             (y)  the Company shall have provided Purchaser with no fewer than four calendar days' notice of any such Permitted Change of Recommendation prior to such change (to the extent applicable, attaching a copy of the applicable Alternative Proposal (or, where no such copy is available, a description of such Alternative Proposal)), and during the four-day period, the Company agrees that, if requested by Purchaser, the Company and its representatives shall negotiate in good faith with Purchaser and its affiliates and their representatives regarding any such revisions to the terms of the Transactions and either (A) Purchaser and its affiliates shall not have irrevocably proposed revisions to the terms and conditions of the Transactions prior to four days after the time on which such notice is given to Purchaser, or (B) if Purchaser and its affiliates within such period shall have proposed irrevocable revisions to the terms and conditions of the Transactions, the Company's board of directors, after consultation with the Company's financial advisors and outside legal counsel, shall have determined in good faith that, with respect to any Permitted Change of Recommendation in respect to an Intervening Event, the failure of the Company's board of directors to effect such a Permitted Change of Recommendation would be inconsistent with its fiduciary duties under applicable law or, with respect to any Permitted Change of Recommendation in respect to an Alternative Proposal, that the third party's Alternative Proposal remains a Superior Proposal with respect to Purchaser's revised proposal; provided that, with respect to a Permitted Change in Recommendation in response to an Alternative Proposal, each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the time period set forth in this clause (y) shall be extended for three calendar days after notification of such change is sent to Purchaser.

        The Tender Offer Agreement does not prohibit the Company or the Company's board of directors from making any disclosure to its stockholders if the Company's board of directors determines in good faith after consultation with outside legal counsel that the failure of the Company's board to make such disclosure would be reasonably likely to be inconsistent with the directors' exercise of their fiduciary obligations to the Company's stockholders under applicable law; provided that neither the Company nor the Company's board of directors may effect a Change in Recommendation except to the extent permitted by the Tender Offer Agreement.

        The Company also agreed that:

            (i)  the Company shall, and shall cause its subsidiaries and its and their respective representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted prior to the date of the Tender Offer Agreement with respect to any Alternative Proposal;

           (ii)  the Company will promptly (and in no event later than 24 hours after receipt thereof) (A) notify Purchaser in writing of the receipt by the Company or, to the knowledge of the Company, by any of its representatives of any Alternative Proposal or request for information or inquiry, in each case, from any third party, that expressly contemplates or that the Company believes could reasonably be expected to lead to an Alternative Proposal and (B) provide Purchaser with a copy of the Alternative Proposal or, if such Alternative Proposal is not in writing, a summary of the material terms thereof; and

          (iii)  the Company shall keep Purchaser reasonably informed, on a prompt basis, of any related material developments, discussions and negotiations related to any such Alternative Proposal.

        For purposes of this section, "Alternative Proposal" shall mean any bona fide written proposal or offer made by any third party (other than that contemplated by the Tender Offer Agreement) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of (A) any line of business of the Company or its subsidiaries or (B) more than twenty percent (20%) of the assets of the Company on a consolidated basis, or (iii) the acquisition by any person of more than twenty percent (20%) of the outstanding Shares.

        For purposes of this section, "Superior Proposal" shall mean an Alternative Proposal (with all percentages included in the definition of "Alternative Proposal" increased to 50% for purposes of this definition) received after the date of the Tender Offer Agreement that the Company's board of directors determines in good faith, after consultation with the Company's financial advisors and outside legal counsel, and considering such factors as the Company's board of directors considers to be appropriate, including whether such transaction is (i) reasonably capable of being consummated in accordance with its terms and (ii) more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by the Tender Offer Agreement.

        Efforts.    The Company, Cerberus and Purchaser agreed to use all reasonable best efforts, subject to certain limitations, to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective the Offer; provided, that nothing in the Tender Offer Agreement shall require Purchaser, any of its affiliates or any Purchaser Member to proffer to, or agree to, sell, divest, lease, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, dispose of or otherwise encumber before or after the closing, any assets, operations, businesses or interests therein of the Company or any of its subsidiaries or of Purchaser, its affiliates or any Purchaser Member or agree to make any material changes or restrictions on any such person's ability to own or operate any such assets, operations, businesses or interests or any such person's ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Company or its subsidiaries, in each case, that would reasonably be expected to have a material adverse effect on the benefits of the transaction that Purchaser reasonably anticipates, and neither the Company nor any of its subsidiaries is permitted to take (or agree to take) any such actions without Purchaser's prior written consent.

        Takeover Laws.    In the event that any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by the Tender Offer Agreement, each of the Company and Purchaser and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Tender Offer Agreement may be consummated as promptly as practicable on the terms contemplated by the Tender Offer Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated in the Tender Offer Agreement.

        Financing.    Subject to the terms and conditions of the Tender Offer Agreement and the terms and conditions of the Tender Offer Commitment Letter, Purchaser agreed to obtain, or cause to be obtained, the proceeds of the Equity Financing (defined as the cash equity committed pursuant to the Tender Offer Commitment Letter) on the terms and conditions described in the Tender Offer Commitment Letter. In the event that all Offer Conditions (other than those regarding the substantially contemporaneous consummation of the Stock Purchase and those conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but in each case subject to the satisfaction or waiver in accordance with the terms of the Tender Offer Agreement of such conditions substantially contemporaneously with the Offer Closing) and all conditions contained in the Tender Offer Commitment Letter have been satisfied, Purchaser shall cause the Equity Investors to fund the Equity Financing required to consummate the transactions contemplated by the Tender Offer Agreement and to pay related fees and expenses at the Offer Closing (including by enforcing its rights under the Tender Offer Commitment Letter).

        Termination.    The Tender Offer Agreement may be terminated at any time prior to the Offer Closing:

  •
  by mutual written consent of Purchaser and the Company;

  •
  by either Purchaser or the Company:

  •
  if the Offer Closing or the Share Issuance, as applicable, shall not have occurred on or before the Outside Date, provided that the right to terminate the Tender Offer Agreement will not be available to any party whose breach (or whose affiliate's breach) of any representation, warranty, covenant or agreement set forth in any of the Transaction Documents caused the failure of the Offer Closing to have occurred on or before the Outside Date, or

  •
  if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of (A) the Offer and the Share Issuance or (B) the other transactions contemplated by the Tender Offer Agreement or by the Stock Purchase Agreement, and such injunction has become final and non-appealable, provided that (i) the party seeking to terminate the Tender Offer Agreement and its affiliates shall have complied with their obligations relating to efforts to close the Offer and (ii) the right to terminate the Tender Offer Agreement will not be available to any party that has not used (or whose affiliates have not used) such efforts as may be required pursuant to the obligations discussed under "Efforts" above to prevent, oppose and remove such injunction and shall have complied with the related obligations in the Stock Purchase Agreement discussed under "Stock Purchase Agreement—Efforts" below.

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  by the Company, if the Offer Conditions are satisfied (other than those regarding the consummation of the Stock Purchase and conditions that by their nature are to be satisfied by actions taken at the Offer Closing but subject to the satisfaction or waiver in accordance with the terms of the Tender Offer Agreement of such conditions substantially contemporaneously with the Offer Closing) and Purchaser fails to consummate the Offer promptly thereafter in accordance with the Tender Offer Agreement;

  •
  by the Company, if prior to the Offer Closing, it enters into a definitive agreement with respect to any Alternative Proposal received after the date of the Tender Offer Agreement that is a Superior Proposal; provided that (i) the Company has complied in all material respects with its non-solicitation obligations, (ii) prior to taking such action, (x) the Company's board of directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Alternative Proposal is a Superior Proposal and (y) the Company shall provide Purchaser with no fewer than four calendar days' notice of any such contemplated action, and during the four-day period, the Company agreed that, if requested by Purchaser, the Company shall negotiate in good faith with Purchaser regarding any revisions to the terms of the Transactions and either (I) Purchaser and its affiliates shall not have irrevocably proposed revisions to the terms and conditions of the Transactions prior to four days after notice was given to Purchaser or (II) if Purchaser and its affiliates within such period shall have irrevocably proposed revisions to the terms and conditions of the Transactions, the Company's board of directors shall have determined that the third party's Alternative Proposal remains a Superior Proposal with respect to Purchaser's revised proposal and (iii) concurrently with such termination the Company pays to Purchaser the Company Termination Fee (as defined below) and substantially concurrently thereafter enters into or agrees to enter into such Alternative Proposal determined to be a Superior Proposal; provided, further that each time material modifications to the financial terms of an Alternative Proposal determined to be a Superior Proposal are made, the time period set forth in clause (y) shall be extended for three calendar days after notification of such change is sent to Purchaser.

  •
  by the Company, if Cerberus, Purchaser or AB Acquisition shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the Transaction Documents, which breach or failure to perform cannot be cured by the Outside Date, or, if curable, is not cured within 30 days following the Company's delivery of written notice to Purchaser (provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained in any of the Transaction Documents);

  •
  by Purchaser, if the Company's board of directors shall have effected a Change in Recommendation, or if the Company fails to publicly reconfirm any recommendation by the Company's board of directors within 10 business days following such request (provided such request may only be made in the event the Company has received a public announcement of an Alternative Proposal or any amendment to an Alternative Proposal); and

  •
  by Purchaser, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Tender Offer Agreement, which breach or failure to perform (i) would result in the failure of any Offer Condition and (ii) cannot be cured by the Outside Date, or, if curable, is not cured within 30 days following Purchaser's delivery of written notice to the Company (provided that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in the Transaction Documents).

        In addition, the Tender Offer Agreement shall be terminated concurrently with the termination of the Stock Purchase Agreement in accordance with the terms thereof without further by action by any party (any such termination, an "SPA-Related Termination").

        Termination Fee.    The Company must pay to Purchaser a $50 million termination fee (the "Company Termination Fee") if the Company validly terminates the Tender Offer Agreement pursuant to the provisions described in the fourth bullet under "Termination" above.

        In addition, if:

    (i) (A) after January 10, 2013, any Alternative Proposal is publicly proposed or publicly disclosed and not bona fide withdrawn prior to the Expiration Time, (B) the Tender Offer Agreement is validly terminated by the Company pursuant to the provision described in the first sub-bullet under the second bullet under "Termination" above, by Purchaser pursuant to the provisions described in the sixth or seventh bullet under "Termination" above, or pursuant to an SPA—Related Termination, as a result of certain termination events under the Stock Purchase Agreement and (C) concurrently or within 12 months after such termination, the Company shall have entered into a definitive agreement in respect of, or shall have consummated, an Alternative Proposal (with references to "20%" in the definition of Alternative Proposal deemed to be references to "50%"), or

    (ii) (A) this Agreement is terminated (x) pursuant to an SPA-Related Termination as a result of certain termination events under the Stock Purchase Agreement due to the fact that the Refinancing is not available to the Company for reasons other than a breach by Purchaser, Cerberus or AB Acquisition of the Transaction Documents or any failure of certain debt financing or alternative financing in accordance with the Stock Purchase Agreement to be funded or to be available to be funded or (y) by Purchaser pursuant to the provision described in the sixth bullet under "Termination" above and (B) concurrently or within 12 months after such termination, the Company shall have entered into a definitive agreement in respect of, or shall have consummated, an Alternative Proposal (with references to "20%"in the definition of Alternative Proposal deemed to be references to "50%"), then, in each case of clause (i) and (ii) above the Company shall pay to Purchaser the Company Termination Fee upon consummation of such Alternative Proposal (but in no event shall be required to pay the Company Termination Fee more than once). If the Tender Offer Agreement is terminated pursuant to an SPA-Related Termination as a result of certain termination events under the Stock Purchase Agreement due to the fact that the Refinancing is not available to the Company for reasons other than a breach by Purchaser, Cerberus or AB Acquisition of the Transaction Documents or any failure of certain debt financing or alternative financing to be funded or to be available to be funded, then the Company shall reimburse Purchaser for up to $25 million of the out-of-pocket expenses incurred by Purchaser and its affiliates in connection with the Transactions no later than three business days after termination of the Tender Offer Agreement (the "Expense Reimbursement"). Payment of the Expense Reimbursement (i) shall be credited towards any Company Termination Fee or damages in respect of a Company willful breach to the extent required to be paid and (ii) shall not impair Purchaser's rights to seek damages in the event of a willful breach by the Company.

        Except where a Company Termination Fee is paid in accordance with the Tender Offer Agreement and neither the offer closing or the share issuance occurs, the Company shall remain liable for damages in the event of a willful breach of any of its representations, warranties, covenants or agreements in the transaction documents prior to and resulting in such termination. "Willful breach" means a material breach of any material representation, warranty or covenant or other agreement in the Tender Offer Agreement that is the consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would case a material breach of the Tender Offer Agreement.

        Fees and Expenses.    Except as otherwise expressly provided in the Tender Offer Agreement, all expenses incurred in connection with the Tender Offer Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

        Amendment.    Subject to applicable law and except as otherwise provided in the Tender Offer Agreement, the Tender Offer Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of the parties. However, following the Offer Closing, any amendment or supplement of the Tender Offer Agreement, or the rights and obligations thereunder, by the Company shall not be valid unless approved by a majority of the directors of the Company that are not Purchaser Related Directors.

        Specific Performance.    Each party is entitled to specific performance with respect to the terms and provisions of the Tender Offer Agreement. Notwithstanding the foregoing, the right of the Company to obtain specific performance with respect to causing Purchaser to cause the Equity Investors to fund the Tender Offer Commitments or taking any other actions with respect to Purchaser Members is subject to the requirement that all of the Offer Conditions (other than those relating to the consummation of the Stock Purchase and conditions that by their nature are to be satisfied by actions taken at the Offer

Closing, but subject to the satisfaction or waiver in accordance with the terms of the Tender Offer Agreement of such conditions substantially contemporaneously with the Offer Closing) have been satisfied or waived as of the expiration of the Offer.

        Governing Law.    The Tender Offer Agreement is governed by Delaware law.

Stock Purchase Agreement

        The following is a summary of certain provisions of the Stock Purchase Agreement by and among the Company, AB Acquisition and NAI. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference. Copies of the Stock Purchase Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Purchaser and Cerberus." Stockholders and other interested parties should read the Stock Purchase Agreement for a more complete description of the provisions summarized below.

        Stock Purchase.    AB Acquisition has agreed to purchase all of the outstanding capital stock of NAI (the "NAI Shares") from the Company pursuant to the Stock Purchase Agreement (the "Stock Purchase"). The consideration for the acquisition of the NAI Shares consists of (i) $100 million (the "Cash Consideration"), as adjusted as described under "Purchase Price Adjustments"; (ii) the deposit by ASC of $467 million into an escrow account (the "Escrow Deposit") with respect to certain notes issued and outstanding by ASC pursuant to an indenture (the "ASC Indenture"), and certain covenants on the part of AB Acquisition and ASC as discussed below under "Escrow Agreement; Supplemental Indenture; AB Acquisition and ASC Restrictions"; and (iii) the reimbursement by NAI of the Company for certain payments made by the Company in respect of debt maturities. Upon the consummation of the Stock Purchase, after giving effect to the Refinancing (as defined below), NAI will have outstanding indebtedness in the aggregate amount of approximately $3.2 billion.

        Purchase Price Adjustments.    The Cash Consideration is subject to the following adjustments upon the closing of the transactions contemplated by the Stock Purchase Agreement (the "Stock Purchase Closing"): (i) an upward or downward adjustment based on whether NAI's estimated adjusted working capital is greater or less than an agreed-upon range of target working capital; (ii) a downward adjustment based on whether estimated cash held at stores owned by NAI is less than a target amount; (iii) an upward adjustment equal to the estimated amount of certain non-cash sales that have not yet been settled in cash bank balances; and (iv) a downward adjustment equal to the estimated amount of proceeds received by the Company from certain sales of long-term assets. Following the Stock Purchase Closing, the Cash Consideration will be further adjusted upward or downward, in each case consistent with the adjustments at closing described in clauses (i) through (iv) of the preceding sentence, to the extent the final determination of the items described in such clauses (i) through (iv) varies from the corresponding estimate.

        Escrow Agreement; Supplemental Indenture; AB Acquisition and ASC Restrictions.    On the date of the Stock Purchase Closing, (i) AB Acquisition will cause ASC to enter into an escrow agreement with the Company and a third-party escrow agent relating to the Escrow Deposit (the "Escrow Agreement"); (ii) AB Acquisition will cause ASC to enter into a supplemental indenture relating to certain indebtedness of ASC (the "Supplemental Indenture"), pursuant to which ASC will agree not to issue additional securities under the ASC Indenture relating to such indebtedness until a guarantee provided by the Company (the "Company Guarantee") with respect to such indebtedness has been released or terminated; (iii) AB Acquisition will cause ASC to make the Company a third-party beneficiary of ASC's obligations pursuant to the Supplemental Indenture; and (iv) AB Acquisition will, to the fullest extent permitted under applicable law, defend and hold harmless the Company against any losses, costs and expenses in connection with any claim, action, suit or proceeding arising out of, relating to or in connection with, or any liability incurred by the Company under, the Company Guarantee. In addition, neither AB Acquisition nor ASC shall incur any additional indebtedness for borrowed money so long as either the existing notes under the ASC Indenture remain outstanding or the Company Guarantee has not been released or terminated. Further, until such time as either (i) all of the existing notes under the ASC Indenture have been repaid or repurchased or (ii) there is on deposit in the escrow account under the Escrow Agreement and/or a separate escrow account established on substantially similar terms for the benefit of the trustee under the ASC Indenture and the Company an amount sufficient to pay the entire principal amount of the then outstanding existing notes under the ASC Indenture and three years' interest thereon, AB Acquisition shall not make any cash or non-cash distributions (other than distributions in respect of certain taxes) to its members unless after giving effect to any such distribution AB Acquisition (excluding any cash held at any of its subsidiaries) shall possess unencumbered cash of not less than $150 million. Until such time as AB Acquisition (excluding any cash held at any of its subsidiaries) shall possess unencumbered cash of not less than $150 million, AB Acquisition shall (i) continue to own directly or indirectly all of the outstanding equity interests of NAI and Albertson's Holdings LLC, a wholly owned subsidiary of AB Acquisition, and (ii) cause Albertson's Holdings LLC to continue to own directly or indirectly all of the outstanding equity interest of Albertson's LLC.

        Representations and Warranties.    The Stock Purchase Agreement contains representations and warranties of the Company and AB Acquisition.

        Some of the representations and warranties in the Stock Purchase Agreement made by the Company are qualified as to materiality or Company Material Adverse Effect. As defined in the Stock Purchase Agreement, "Company Material Adverse Effect" means an event or effect that is materially adverse to the business or financial condition or results of operations of NAI and its subsidiaries, taken as a whole. The definition of "Company Material Adverse Effect" in the Stock Purchase Agreement is substantially similar to the definition of "Company Material Adverse Effect" in the Tender Offer Agreement, with the exception that such definition in the Stock Purchase Agreement relates solely to NAI and its subsidiaries.

        In the Stock Purchase Agreement, the Company has made customary representations and warranties to AB Acquisition relating to itself and NAI with respect to, among other things:

  •
  organization, standing and power;

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  capital structure;

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  authority;

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  no conflicts and consents;

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  financial statements;

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  sufficiency of assets;

  •
  absence of undisclosed liabilities;

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  indebtedness;

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  compliance with laws and possession of required permits;

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  captive insurance subsidiaries of NAI;

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  environmental matters;

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  employee benefits;

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  absence of certain changes or events;

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  investigations and litigation;

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  tax matters;

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  labor matters;

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  intellectual property and IT systems;

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  real property;

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  the opinion of the Company's financial advisors as to certain matters;

  •
  contracts;

  •
  insurance;

  •
  affiliate transactions;

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  brokers' and finders' fees;

  •
  refinancing of certain Company indebtedness and the release of NAI and its subsidiaries as guarantors of and termination of all liens on the assets of NAI and its subsidiaries as collateral under such indebtedness; and

  •
  credit support instruments.

        In the Stock Purchase Agreement, AB Acquisition has made customary representations and warranties to the Company, including representations relating to: organization, standing and power; authority, no conflicts and consents; investigations and litigation; financing commitments, delivery of a limited guarantee by an affiliate of Cerberus; solvency; brokers' and finders' fees; tax matters; and investments.

        Conduct of Business of the Company.    During the period from the date of the Stock Purchase Agreement until the effective time of the Stock Purchase (the "Effective Time"), except (i) as may be required by applicable law; (ii) as may be agreed in writing by AB Acquisition (which consent shall not be unreasonably withheld, delayed or conditioned); (iii) as may be expressly required, contemplated or permitted by the Stock Purchase Agreement or the other Transaction Documents; or (iv) as set forth in the Company's disclosure letter to AB Acquisition, the Company has agreed with AB Acquisition to use commercially reasonable efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business and to preserve substantially intact its business organizations, operations and goodwill.

        In addition, except as set forth in the relevant sections of the Company's disclosure letter to AB Acquisition, the Company and NAI have agreed with AB Acquisition, on behalf of themselves and their respective subsidiaries, that from the date of the Stock Purchase Agreement until the Effective Time, the Company (to the extent NAI or any of its subsidiaries is affected) and NAI will be subject to certain operating restrictions, including, but not limited to, restrictions relating to:

            (i)  payment of dividends and distributions;

           (ii)  splits, combinations and reclassifications of any equity interests;

          (iii)  increasing the compensation or other benefits payable or provided to NAI's and its subsidiaries' current or former directors, officers, employees or consultants;

          (iv)  entering into employment or similar agreements with directors, officers or employees or otherwise amending compensation arrangements relating to employees (subject to certain customary exceptions);

           (v)  making loans or advances to current or former officers, directors, employees, agents or consultants;

          (vi)  making capital contributions to or investments in any person other than a subsidiary of the Company;

         (vii)  making changes in financial accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable law;

        (viii)  amending organizational documents or merging or consolidating with third parties;

          (ix)  adopting a plan or agreement of complete or partial liquidation or dissolution;

           (x)  issuances, sales and pledges of equity interests;

          (xi)  repurchases and redemptions of capital stock and prepayment of indebtedness;

         (xii)  incurring and guaranteeing indebtedness (subject to certain customary exceptions);

        (xiii)  material acquisitions and dispositions of equity interests, properties and assets;

        (xiv)  amending or terminating material contracts or certain supply agreements;

         (xv)  intercompany transactions;

        (xvi)  making capital expenditures;

       (xvii)  renewing or taking other actions in respect of certain real property leases;

      (xviii)  settling material litigation;

        (xix)  causing any subsidiary of NAI that is a captive insurance company to underwrite insurance for third parties;

         (xx)  making or changing tax elections and taking certain other actions relating to tax; and

        (xxi)  agreeing to take any of the foregoing actions.

        No Solicitation.    The Company has agreed that except to the extent permitted by the Tender Offer Agreement, neither it nor any of its subsidiaries shall, and the Company and each of its subsidiaries shall use their reasonable best efforts to cause their representatives and affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (including by amending or granting any waiver or release under, or failing to enforce, any standstill or similar contract with respect to any class of equity securities of NAI and its subsidiaries; provided that the Company shall be permitted to waive or release any person from or fail to enforce any provision of such standstill or contract prohibiting any person from communicating with the board of directors of Company); (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to the Company's knowledge, is considering making an Alternative Proposal; (iii) engage in discussions regarding an Alternative Proposal with any person that has made an Alternative Proposal, except to notify such person as to the existence of the Company's non-solicitation obligations; or (iv) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal. The term "Alternative Proposal" has the meaning set forth in the Tender Offer Agreement, as described under "Tender Offer Agreement."

        Employee Matters.    The Company has agreed that prior to the Stock Purchase, it shall cause (i) certain employees of NAI and its subsidiaries to be transferred to the Company or one of its subsidiaries and (ii) certain employees of the Company and its subsidiaries (other than NAI) to be transferred to NAI or one of its subsidiaries. For a period of one year following the Stock Purchase Closing, AB Acquisition has agreed to provide, or cause to be provided, to those employees of NAI or any of its subsidiaries as of the date of the Stock Purchase Closing who are not then subject to a collective bargaining agreement, as well as to certain persons that become employees of NAI or any of its subsidiaries following the Stock Purchase Closing, employee benefits that are, taken as a whole, substantially similar in the aggregate to those provided to similarly situated employees of AB Acquisition, but without any obligation on the part of AB Acquisition or NAI to maintain the employment of any such employee at any time following the Stock Purchase Closing. The Company has agreed to assume certain rights, liabilities and obligations in respect of NAI's benefit plans following the Stock Purchase Closing, and AB Acquisition has agreed to assume certain other rights, liabilities and obligations in respect of NAI's benefit plans following the Stock Purchase Closing.

        Efforts to Close the Transaction.    Each of AB Acquisition, the Company and NAI has agreed to, and has agreed to cause their respective subsidiaries to, use reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate and make effective the Transactions and the other transactions contemplated by the Transaction Documents and the Asset Purchase Agreement. However, in no event will the Company, AB Acquisition or any of AB Acquisition's subsidiaries be required to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transaction contemplated by the Stock Purchase Agreement under any contract, other than (i) as may be required in connection with the Refinancing and (ii) under certain specified circumstances.

        AB Acquisition and Albertson's LLC Financing.    On the date of the Stock Purchase Agreement, Albertson's LLC, which is an indirect wholly owned subsidiary of AB Acquisition, received debt financing commitments (the "Albertson's LLC Debt Commitment") from certain third-party lenders consisting of a term loan commitment in the aggregate amount of $1.05 billion (the "Term Loan Commitment") and a revolving loan commitment in the aggregate amount of $1 billion (the "Revolving Loan Commitment"), in each case pursuant to a debt commitment letter (the "Albertson's LLC Debt Commitment Letter"). AB Acquisition and Albertson's LLC intend to use the amount borrowed pursuant to the Term Loan Commitment as well as certain borrowings under the Revolving Loan Commitment, together with the AB Acquisition Equity Commitment (a portion of the proceeds of which will be contributed to Albertson's LLC), to fund their obligations under the Asset Purchase Agreement. AB Acquisition intends to use any additional cash received pursuant to the Revolving Loan Commitment for ongoing working capital requirements. AB Acquisition has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing committed pursuant to the AB Acquisition Equity Commitment Letter and the Albertson's LLC Debt Commitment on the terms and conditions described in the AB Acquisition Equity Commitment Letter and the Albertson's LLC Debt Commitment Letter.

        The commitments of the lenders are subject to certain conditions for acquisition financing of this type, including without limitation: (i) (a) Albertson's LLC, the other borrowers and the guarantors under the Credit Facility (collectively, the "Loan Parties") shall have executed and delivered definitive loan documentation, (b) the lenders shall have received (w) customary closing certificates, opinions and other similar documentation (including a solvency certificate), (x) an opinion or report from a nationally recognized independent valuation firm to the effect that NAI and its subsidiaries on a consolidated basis are solvent after giving effect to the transactions contemplated by the Asset Purchase Agreement, (y) certain historical, pro forma and projected financial information regarding Albertson's LLC and the assets to be acquired pursuant to the Asset Purchase Agreement, and (z) customary appraisals and field examinations of the collateral for the Credit Facility, (ii) Albertson's LLC shall have received a contribution of at least $150 million from AB Acquisition (which contribution will be made with funding received by AB Acquisition pursuant to the AB Acquisition Equity Commitment Letter, (iii) the transactions contemplated by the Asset Purchase Agreement shall have been or, substantially concurrently with the initial borrowing under the Credit Facility, shall be consummated in accordance with the terms of the Asset Purchase Agreement, (iv) since February 25, 2012, there shall not have occurred any Company Material Adverse Effect (for purposes of this clause (iv), the definition of "Company Material Adverse Effect" is the same as to the definition of "Company Material Adverse Effect" in the Stock Purchase Agreement, which is substantially similar to the definition in the Tender Offer Agreement), and (v) certain representations made by the Company pursuant to the Stock Purchase Agreement relating to the assets to be acquired by Albertson's pursuant to the Asset Purchase Agreement shall be true in all material respects. For purposes of this section, the facility contemplated by the Term Loan Commitment is referred to as the "Term Loan Facility," the facility contemplated by the Revolving Loan Commitment is referred to as the "Revolving Loan Facility" and the Term Loan Facility and the Revolving Loan Facility are referred to collectively as the "Credit Facility".

        In the event that (i) all of the mutual conditions to the closing of the Stock Purchase are satisfied, (ii) all of the conditions to AB Acquisition's obligations to effect the closing of the Stock Purchase are satisfied and (iii) all of the conditions contained in the AB Acquisition Equity Commitment Letter and the Albertson's LLC Debt Commitment Letter are satisfied, AB Acquisition shall use its reasonable best efforts to cause the parties that have made the AB Acquisition Equity Commitment or the Albertson's LLC Debt Commitment, as applicable, to fund the cash equity and debt financing, respectively, in accordance with such commitments. The equity financing and debt financing described in the previous sentence are referred to as the "Financing." Prior to the Stock Purchase Closing, the Company and NAI have agreed to provide and use their reasonable best efforts to cause their representatives to provide all cooperation reasonably requested by AB Acquisition in connection with the arrangement of the debt financing committed pursuant to the Albertson's LLC Debt Commitment.

        Refinancing; NAI Guarantee and Lien Releases.    The Company has agreed to use reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Refinancing and effect the NAI Guarantee and Lien Releases on the terms and conditions described in certain commitment letters relating to the Refinancing. In the event that (i) all of the mutual conditions to the closing of the Stock Purchase are satisfied, (ii) all of the conditions to the Company's obligations to effect the closing of the Stock Purchase are satisfied and (iii) all of the conditions contained in the commitment letters relating to the Refinancing are satisfied, the Company shall use its reasonable best efforts to cause parties that have made commitments relating to the Refinancing to fund the debt financing in accordance with such commitments.

        For purposes of this section, (i) the term "Refinancing" means the receipt by the Company of (a) a new five-year $900 million senior secured asset-based loan facility (the "New ABL Facility"), secured by certain of the Company's inventory, credit card, pharmacy and wholesale receivables and certain other assets, and (b) a new six-year $1.5 billion senior secured term loan credit facility (the "New TL Facility"), secured by substantially all of the Company's real estate and equipment, substantially all of the Company's intellectual property, and the equity interests in Moran Foods, LLC, the parent company of the Company's Save-A-Lot business and (ii) the term "NAI Guarantee and Lien Releases" means the releases of NAI and its subsidiaries as guarantors of, and release of all liens on the assets of NAI and its subsidiaries as collateral under, the Company's existing $1.65 billion asset-based revolving credit facility and the Company's existing $846 million term loan facility.

        The commitments of the lenders to provide the Refinancing are subject to certain conditions, including among others, consummation of the Stock Purchase; the absence of any Company Material Adverse Effect (as such term is defined in the Tender Offer Agreement) with respect to the Company and its subsidiaries (other than NAI and its subsidiaries) taken as a whole; the accuracy of certain specified representations of the Company and its subsidiary guarantors to be included in the definitive financing documents related to the Refinancing; on the closing date of the Stock Purchase, the Company and its subsidiaries not owing any indebtedness for borrowed money to third parties other than the New ABL Facility, the New TL Facility, up to $1.0 billion of the Company's 8.0% Notes due 2016 and up to $400.0 million of capital leases and other indebtedness; there not existing any action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental authority that challenges the legality of, or otherwise seeks to enjoin, the New ABL Facility; Cerberus directly or indirectly having purchased, or purchasing substantially contemporaneously with the closing of the Stock Purchase, at least $165.0 million of the Company's outstanding common equity interests pursuant to the terms and conditions of the Tender Offer Agreement; with respect to the New TL Facility, the Company having received up to $900.0 million in aggregate commitments pursuant to the New ABL Facility, and, with respect to the New ABL Facility, the Company having received gross proceeds of not less than $1.5 billion from borrowings under the Term Loan Facility; with respect to the New ABL Facility, minimum opening excess availability not being less than $400.0 million; the joint lead arrangers having received customary closing certificates (including a solvency certificate) and opinions; and, with respect to the New ABL Facility, the joint lead arrangers having received reasonably satisfactory appraisals and field examinations of the collateral for the New ABL Facility.

        Indemnification of Officers and Directors.    AB Acquisition has agreed that all rights to exculpation, indemnification, and advancement of expenses by NAI or its subsidiaries now existing in favor of the current or former directors, officers or employees of the Company or its subsidiaries as provided in their respective organizational documents or in any agreement in effect on the date of the Stock Purchase Agreement shall survive the Stock Purchase Closing and shall continue in full force and effect.

        For six years after the Effective Time, NAI has agreed to maintain in effect the exculpation, indemnification and advancement of expenses provisions of NAI's and its subsidiaries' organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of NAI or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and has agreed not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of NAI or any of its subsidiaries. In addition, NAI and AB Acquisition will, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each Indemnified Party (as defined below) against losses in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any action or omission by the Indemnified Party in the Indemnified Party's capacity as a director, manager or officer of the Company or such subsidiary.

        The Company has agreed to maintain director's and officer's liability, employment practices liability and fiduciary liability insurance coverage, with terms and limits consistent with the insurance in effect as of the date of the Stock Purchase Closing, for directors and officers of the NAI and its subsidiaries employed prior to the Stock Purchase Closing for a period of six years following the Stock Purchase Closing with respect to post-closing liabilities that arise out of occurrences or alleged occurrences on or before the Stock Purchase Closing.

        AB Acquisition and NAI have agreed that if such entities or any of their respective successors or assigns (i) consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that the successors and assigns of AB Acquisition or NAI, as the case may be, assume all of the obligations of AB Acquisition or NAI relating to indemnification and insurance described above. For purposes of this section, the term "Indemnified Party" means each current and former director, manager, officer or employee of NAI or any of its subsidiaries as well as certain other persons.

        Non-Solicitation of Employees.    For a period of 24 months following the Stock Purchase Closing, subject to limited exceptions, (i) except to the extent approved by the Company, AB Acquisition shall not, and shall cause its subsidiaries not to, hire or make an offer to hire or solicit for employment any officer or other member of management who as an employee of the Company or any subsidiary of the Company other than NAI and its subsidiaries immediately prior to the Stock Purchase Closing; provided that AB Acquisition and its subsidiaries shall not be precluded from making any general or public solicitation not targeted at employees of the Company or its subsidiaries or hiring any person who responds to any such general or public solicitation and (ii) except to the extent approved by AB

Acquisition, the Company shall not, and shall cause its subsidiaries not to, hire or make an offer to hire or solicit for employment any officer or other member of management who was an employee of NAI or any of its subsidiaries immediately prior to the Stock Purchase Closing; provided that the Company and its subsidiaries shall not be precluded from making any general or public solicitation not targeted at employees of NAI or its subsidiaries or hiring any person who responds to any such general or public solicitation.

        California Self-Insurers' Security Fund.    On or about October 23, 2012 the California Department of Industrial Relations demanded that NAI and its affiliated entities post additional security in the amount of $271 million in connection with their California self-insurer workers' compensation obligations (the "California Self-Insurers' Security Fund Matter"). On December 7, 2012, the Company was notified by outside counsel to the California Self-Insurers' Security Fund (the "Security Fund") that the Security Fund had filed notices of its security interests in the assets of NAI and such affiliated entities.

        In connection with the Stock Purchase Agreement, a letter agreement was entered into among AB Acquisition, NAI, Albertson's LLC, the Company and the Security Fund (the "Fund Letter Agreement") to address the California Self-Insurers' Security Fund Matter.

        The Fund Letter Agreement requires, upon the consummation of the Transactions, the posting of a $225 million irrevocable letter of credit with the Security Fund to serve as partial security deposit under California Labor Code Section ("CLCS") 3701.

        NAI's obligation to fulfill the aforementioned obligations is to also be secured by additional, unencumbered collateral comprised of one of the following, as selected by the Security Fund within ten days of the date of execution of the Tender Offer Agreement:

  •
  NAI may pledge certain corporate-owned life insurance policies and all value related thereto (the "COLI Assets") (provided that the net liquidation value of the COLI Assets is at least $100 million and if the value does not meet such threshold, NAI must pledge cash or additional unencumbered collateral acceptable to the Security Fund to cover the shortfall); or

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  The Security Fund may elect to receive a first lien pledge of certain owned and ground leased real estate used by the Jewel banner stores operated by ASC and its subsidiaries (the "Jewel Real Estate Collateral"); provided that if the net value of such real estate is less than $700 million, then instead of pledging such assets, upon the request of the Security Fund, NAI will be required to pledge the COLI Assets (and to the extent the net liquidation value of the COLI Assets is less than $100 million cash). If the Security Fund elects to receive the COLI Assets then NAI is required to post $75 million cash as an additional portion of the required security deposit under CLCS 3701.

        The Security Fund has elected to receive a first lien pledge of the Jewel Real Estate Collateral.

        AB Acquisition and NAI have agreed to post additional collateral under certain circumstances. The liens to be provided to the Security Fund are permitted under exceptions and other terms of the indentures for NAI's and ASC's existing unsecured notes and debentures and will be permitted under the revolving credit facility for NAI described below.

        The Security Fund has agreed prior to the closing of the transactions contemplated by the Stock Purchase Agreement to execute and deliver lien releases to be effective upon the closing of the transactions contemplated by the Stock Purchase Agreement, subject to compliance with, among other things, the delivery of the letter of credit and other collateral referenced above.

        The Fund Letter Agreement will terminate upon the earlier of the termination of the Stock Purchase Agreement and July 10, 2013.

        On the date of the Stock Purchase Agreement, NAI received debt financing commitments (the "NAI Debt Commitment") from certain third-party lenders consisting of a revolving loan commitment in the aggregate amount of $250 million, in each case pursuant to a debt commitment letter (the "NAI Debt Commitment Letter"). NAI intends to use borrowings made pursuant to the NAI Debt Commitment for ongoing working capital requirements and to satisfy certain of its obligations to the Security Fund.

        The NAI Debt Commitment Letter is subject to customary conditions, including (i) execution of definitive credit documentation, (ii) the transactions contemplated by the Stock Purchase Agreement and the Asset Purchase Agreement being consummated prior to or substantially concurrently with the initial borrowing pursuant to the NAI Debt Commitment and (iii) the absence of a material adverse effect relating to NAI.

  Asset Purchase Agreement

        Albertson's LLC and NAI shall consummate the transactions contemplated by the Asset Purchase Agreement immediately following the consummation of the Stock Purchase. The Company is not a party to the Asset Purchase Agreement. The following is a summary of certain terms of the Asset Purchase Agreement.

        Purchased Assets.    Albertson's LLC will purchase from NAI and certain of its subsidiaries (the "Sellers") all of the Sellers' right, title and interest in, to and under the assets primarily related to the operation of the grocery store business conducted by the Sellers under the Albertson's banner (the "Albertson's Business"). These assets will include:

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  the real property owned by the Sellers, the ground leases and the leases that are associated with the stores and distribution centers (collectively, the "Facilities") used to conduct the Albertson's Business;

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  all fixed assets and tangible personal property at the Facilities;

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  all food, beverages, pharmaceuticals and other merchandise and products at the Facilities (including private label inventory) and supplies (including containers, labels, packaging items, maintenance supplies and other similar items);

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  all trademarks, service marks, trade names, logos, copyrights, patents and similar intangibles owned by the Sellers that are used, in a manner to be agreed upon, in the Albertson's Business;

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  certain labor agreements;

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  all assets related to the funding of any assumed benefit plan; and

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  all COLI assets related to the Albertson's Inc. Executive Pension MakeUp Trust, the Albertson's, Inc. Executive Deferred Compensation Trust, the Albertson's Inc. 1990 Deferred Compensation Trust, the Albertson's, Inc. 2000 Deferred Compensation Trust and the Trust for the Shaw's Supermarkets, Inc. Pension Plan for Union Employees to the extent listed on an attached schedule to the Asset Purchase Agreement.

        Assumed Liabilities.    Albertson's LLC will assume from the Sellers and pay, perform and discharge when due, in due course, all of the liabilities primarily associated with the purchased assets, including the following liabilities:

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  all liabilities related to the assumed benefit plans, whether incurred prior to, on or following the closing;

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  all liabilities to be expressly assumed by Albertson's LLC in accordance with the employee benefit provisions of the Asset Purchase Agreement;

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  all capital leases primarily associated with the Albertson's Business or purchased assets and listed on an attached schedule to the Asset Purchase Agreement;

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  all liabilities in respect of any guarantees, surety bonds, letters of credit, letters of comfort, bid bonds, performance bonds and other financial assurance arrangements or commitments to the extent obtained or entered into by, on behalf of, or for the benefit of any Seller or its affiliates regarding the Albertson's Business; and

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  certain liabilities in respect of workers' compensation claims, obligations and liabilities relating to or arising out of the ownership or operation of the Albertson's Business.

        Excluded Liabilities.    Except as otherwise provided above, Albertson's LLC will not assume any liability or obligation of the Sellers, including any liabilities or obligations associated with the NAI Notes and the ASC Notes. The term (i) "ASC Notes" means (a) the 7.90% Debentures due May 1, 2017, (b) the 8.0% debentures due June 1, (c) the 7.50% debentures due May 1, 2037 and (d) the 7.10% medium-term notes due March 20, 2028, in each case issued by ASC and (ii) the term "NAI Notes" means (a) the 7.25% Senior Notes due 2013, (b) the 7.75% Debentures due June 2026, (iii) the 7.45% Senior Debentures due August 2029, (iv) the 8.70% Senior Debentures due 2030 and (v) the 8.00% Senior Debentures due May 2031, in each case issued by NAI.

        Purchase Price.    Albertson's LLC and/or one or more of its designated affiliates will pay to NAI at the closing an amount in cash equal to $1.2 billion, as adjusted pursuant to certain proration mechanics. In addition, Albertson's LLC may be required to remit to NAI certain amounts as an adjustment to the purchase price in respect of the working capital adjustment contained in the Stock Purchase Agreement in the event that the working capital adjustment is attributable to the purchased assets or assumed liabilities under the Asset Purchase Agreement.

        Conditions to Closing.    The respective obligations of the parties to effect the Stock Purchase Closing are subject to the satisfaction or waiver on or prior to the Stock Purchase Closing of each of the following conditions:

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  no injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the transactions contemplated by the Stock Purchase Agreement or the Asset Purchase Agreement shall have been entered and shall continue to be in effect, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the transactions contemplated by the Stock Purchase Agreement or the Asset Purchase Agreement, and there shall not be instituted or pending any suit, action or proceeding in which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the transactions contemplated by the Stock Purchase Agreement or the Asset Purchase Agreement and has a reasonable likelihood of success with respect thereto;

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  any applicable waiting period under the HSR Act (and any extension thereof) relating to the Stock Purchase shall have expired or been earlier terminated;

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  all conditions (other than the Stock Purchase, the transactions contemplated by the Tender Offer Agreement, and the accuracy of AB Acquisition's and Purchaser's representations and warranties contained in the Transaction Documents) to the Refinancing and the NAI Guarantee and Lien Releases shall have been satisfied and the lenders thereunder shall have confirmed that they will fund the Refinancing upon delivery of a drawdown notice by Seller;

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  either the Offer Conditions or the conditions to the Share Issuance, in each case as set forth in Exhibit A to the Tender Offer Agreement (other than the conditions in paragraph (e) thereof and conditions that by their terms cannot be satisfied until the consummation of the Offer or Share Issuance, as applicable) shall have been satisfied or waived by the party or parties entitled to waive such conditions; and

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  UCC-3 termination statements and other evidence reasonably satisfactory to AB Acquisition that certain liens against NAI, its subsidiaries and their respective assets that have been disclosed to AB Acquisition by the Company will be released upon consummation of the Stock Purchase in accordance with the terms of the Stock Purchase Agreement.

        The obligation of the Company to effect the Stock Purchase Closing is further subject to the fulfillment (or waiver by the Company) at or prior to the Stock Purchase Closing of the following conditions:

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  (i) the representations and warranties of AB Acquisition relating to tax matters shall be true and correct in all respects as of the Stock Purchase Agreement and at the Stock Purchase Closing; and (ii) the other representations and warranties of AB Acquisition set forth in the Stock Purchase Agreement shall be true and correct as of the date of the Stock Purchase Agreement and on the date of the Stock Purchase Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Buyer Material Adverse Effect (as defined below) contained in such representations and warranties) has not had, individually or in the aggregate, a Buyer Material Adverse Effect;

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  AB Acquisition shall have performed in all material respects all material obligations and complied in all material respects with all material covenants required by the Stock Purchase Agreement to be performed or complied with by it prior to the Stock Purchase Closing;

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  AB Acquisition shall have delivered a certified copy of the Supplemental Indenture, which shall be effective on the date of the Stock Purchase Closing;

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  AB Acquisition shall have delivered a fully-executed copy of the Escrow Agreement to the Company, subject only to the deposit by ASC of $467 million in cash into the Escrow Account pursuant to the Stock Purchase Agreement upon the substantially contemporaneous consummation of the transactions contemplated by the Asset Purchase Agreement and there shall be no reason to expect that such deposit will not be made substantially contemporaneously with the Stock Purchase Closing; and

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  AB Acquisition shall have delivered to the Company a certificate to the effect that the conditions described in the first, second, third and fourth bullets directly above have been satisfied.

    For the purposes of this section, "Buyer Material Adverse Effect" means any event that would, individually or in the aggregate, prevent or materially delay of the Stock Purchase Closing or prevent or materially delay or impair AB Acquisition's ability to satisfy the conditions precedent to the Stock Purchase, to obtain the Financing, or to consummate the Stock Purchase, the Refinancing and the Asset Purchase Agreement.

        The obligations of AB Acquisition to effect the Stock Purchase Closing are further subject to the fulfillment (or waiver by AB Acquisition) at or prior to the Stock Purchase Closing of the following conditions:

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  certain representations and warranties of the Company relating to the capitalization of the NAI and its subsidiaries shall be true and correct in all respects (other than de minimis failures to be true and correct) as of the date of the Stock Purchase Agreement and on the date of the Stock Purchase Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) certain other representations and warranties of the Company relating to (x) the capitalization of NAI and its subsidiaries, (y) authority and (z) absence of certain changes shall be true and correct in all material respects as of the date of the Stock Purchase Agreement and at the Stock Purchase Closing; and (iii) the other representations and warranties of the Company set forth in the Stock Purchase Agreement shall be true and correct as of the date of the Stock Purchase Agreement and on the date of the Stock Purchase Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties) has not had, individually or in the aggregate, a Company Material Adverse Effect;

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  the Company and NAI shall have performed in all material respects all material obligations and complied in all material respects with all material covenants required by the Stock Purchase Agreement to be performed or complied with by it prior to the Stock Purchase Closing; and

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  the Company shall have delivered to AB Acquisition a certificate to the effect that certain conditions described in the first and second bullets directly above have been satisfied.

        Survival of Representations and Warranties; Indemnification.    Each of AB Acquisition, the Company and NAI has agreed, subject to very limited exceptions, that none of the representations and warranties in the Stock Purchase Agreement shall survive the Stock Purchase Closing and none of the parties will be entitled to indemnification in respect of any losses caused by breaches of representations and warranties in the Stock Purchase Agreement. The Company has agreed to indemnify AB Acquisition, its affiliates and each of its subsidiaries for any taxes that may be imposed on NAI and its subsidiaries with respect to pre-closing tax periods, and AB Acquisition and NAI have jointly and severally agreed to indemnify the Company, its affiliates and each of its subsidiaries for any taxes that may be imposed on NAI and its subsidiaries with respect to post-closing tax periods.

        Termination.    The Stock Purchase Agreement may be terminated at any time prior to the Stock Purchase Closing:

  •
  by the mutual written consent of the Company and AB Acquisition;

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  by either the Company or AB Acquisition: if the Stock Purchase Closing shall not have occurred on or before the Outside Date; and (ii) the party seeking to terminate the Stock Purchase Agreement (and its affiliates) shall not have breached in any material respect its obligations under any of the Transaction Documents in any manner that shall have caused the failure to consummate the Stock Purchase Closing on or before such date;

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  by either the Company or AB Acquisition if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement or by the Tender Offer Agreement or the Asset Purchase Agreement and such injunction shall have become final and non-appealable; provided that the party seeking to terminate the Stock Purchase Agreement (and its affiliates) shall have used such efforts as may be required by the Stock Purchase Agreement to prevent, oppose and remove such injunction and shall have complied with any applicable provisions regarding efforts to close the Offer pursuant to the Tender Offer Agreement;

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  by the Company, if AB Acquisition shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Stock Purchase Agreement, which breach or failure to perform (i) would result in a failure of certain conditions precedent to the Stock Purchase Closing or failure of the Stock Purchase Closing to occur; and (ii) cannot be cured by the Outside Date or, if curable, is not cured within 30 days following the Company's delivery of written notice of such breach to AB Acquisition; provided that neither the Company nor NAI is then in material breach of any representation, warranty, agreement or covenant contained in the Stock Purchase Agreement that would result in a failure of certain conditions precedent to the Stock Purchase Closing;

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  by AB Acquisition, if the Company or NAI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Stock Purchase Agreement, which breach or failure to perform (i) would result in a failure of certain conditions precedent to the Stock Purchase Closing and (ii) cannot be cured by the Outside Date or, if curable, is not cured within 30 days following AB Acquisition's delivery of written notice of such breach or failure to perform to the Company; provided that AB Acquisition is not then in material breach of any representation, warranty, agreement or covenant contained in the Stock Purchase Agreement that would result in a failure of certain conditions precedent to the Stock Purchase Closing;

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  concurrently with the termination of the Tender Offer Agreement in accordance with its terms, without further action by either party;

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  by the Company, (i) if all of the mutual conditions precedent and the conditions precedent to the obligations of the AB Acquisition have been satisfied (other than those conditions relating to the Refinancing and the NAI Guarantee and Lien Releases or that by their nature are to be satisfied by actions taken at the Stock Purchase Closing, but subject to the satisfaction or waiver of such conditions), and (ii) after receipt of written confirmation from the Company that the Company is ready, willing and able, including that the condition described in the third bullet under Conditions to the Closing above is expected to be satisfied (assuming funding of the cash equity and debt financing and compliance by AB Acquisition with its representations, warranties and covenants in the Stock Purchase Agreement and the other Transaction Documents by AB Acquisition) to consummate the Stock Purchase Closing, AB Acquisition fails to consummate the transactions contemplated by the Stock Purchase Agreement by the date the Stock Purchase Closing should have occurred pursuant to the Stock Purchase Agreement; and

  •
  by AB Acquisition, if all of the mutual conditions precedent and the conditions precedent and the conditions to the precedent to the obligations of the Company have been satisfied (in each case, other than those conditions that by their nature are to be satisfied by actions taken at the Stock Purchase Closing, but subject to the satisfaction or waiver of such conditions), and, after receipt of written confirmation from AB Acquisition that AB Acquisition is ready, willing and able to consummate the Stock Purchase Closing, the Company fails to consummate the transactions contemplated by the Stock Purchase Agreement by the date the Stock Purchase Closing should have occurred pursuant to the Stock Purchase Agreement.

        Termination Fees.    AB Acquisition shall pay or cause to paid to the Company (i) a reverse termination fee of $175 million in cash in the event that:

  •
  the Company or AB Acquisition shall have validly terminated the Stock Purchase Agreement pursuant to the provisions described in second or third bullet under "Termination" above (and, in the case of termination pursuant to the provision described in second bullet under "Termination" above, due to the fact that financing is not available to AB Acquisition, such failure is for reasons other than a breach by the Company or NAI of the Transaction Documents);

  •
  the Company shall have validly terminated the Stock Purchase Agreement pursuant to the provisions described in the fourth or seventh bullet under "Termination" above (and, in the case of termination pursuant to the provision described in the seventh bullet under "Termination" above, due to the fact that the financing is not available to AB Acquisition, such failure is for reasons other than a breach by the Company or NAI of the Transaction Documents);

  •
  the Stock Purchase Agreement shall have been terminated pursuant to the provision described in the sixth bullet under "Termination" above;

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  the Company or Purchaser shall have validly terminated the Tender Offer Agreement pursuant to the terms of the Tender Offer Agreement; or

  •
  the Company shall have validly terminated the Tender Offer Agreement pursuant to terms of the Tender Offer Agreement;

    and in any such case AB Acquisition, Purchaser or any of their affiliates has committed a Willful Breach that resulted in the facts giving rise to such termination of the Stock Purchase Agreement or the Tender Offer Agreement, as applicable; or

         (ii)  a reverse termination fee of $75 million in cash (each such fee in clauses (i) and (ii), the "AB Acquisition Termination Fee") in the event that:

  •
  the Company shall have validly terminated the Stock Purchase Agreement pursuant to the provisions described in the fourth or seventh bullet under "Termination" above (and, in the case of termination pursuant to the provision described in the seventh bullet under "Termination" above, due to the fact that financing is not available to AB Acquisition, such failure is for reasons other than a breach by the Company or NAI of the Transaction Documents) under any circumstances other than those specified in clause (i); or

  •
  the Stock Purchase Agreement shall have been terminated pursuant to the provision described in the seventh bullet under "Termination" above, as a result of the termination of the Tender Offer Agreement pursuant to the provision described in the third or fifth bullet under

    "Termination" in the summary of the Tender Offer agreement above) thereof under any circumstances other than those specified in clause (i).

        "Willful breach" means a material breach of any material representation, warranty or covenant or other agreement set forth in the Transaction Documents that is a consequence of an act or omission undertaken by the breaching party with knowledge that the taking of, or failure to take, such act would cause a breach of the applicable Transaction Document.

        Payment of the AB Acquisition Termination fee, if any, will be made by wire transfer of same-day funds to one or more accounts designated by the Company, such payment to be made no later than three business days after such termination; provided, however, that it is expressly acknowledged and agreed by the parties that in no event shall AB Acquisition be required to pay the AB Acquisition Termination Fee on more than one occasion. Following receipt by the Company of the applicable AB Acquisition Termination Fee in accordance with the Stock Purchase Agreement, AB Acquisition shall have no further liability with respect to the Stock Purchase Agreement or the transactions contemplated by the Stock Purchase Agreement to the Company or NAI.

        Fees and Expenses.    Except with respect to the payment of termination fees, all costs and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses, except that all fees paid in respect of any HSR Act or other regulatory filing shall be borne by AB Acquisition.

        Amendments and Waivers.    Subject to limited exceptions, any provision of the Stock Purchase Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. From and after the Stock Purchase Closing, any waiver, amendment or enforcement of the Stock Purchase Agreement shall not be valid unless approved by a majority of the directors of the Company other than directors designated or nominated by AB Acquisition or any affiliate of AB Acquisition or that is an affiliate or associate of, or has a material relationship with, Cerberus or AB Acquisition or their respective affiliates.

        Governing Law.    The Stock Purchase Agreement is governed by Delaware law.

Transition Services Agreements

        Upon the closing of the transactions contemplated by the Asset Purchase Agreement, the Company will enter into (i) a transition services agreement with NAI (the "NAI Transition Services Agreement") and (ii) a transition services agreement with Albertson's, LLC (the "Albertson's LLC Transition Services Agreement," and together with the NAI Transition Services Agreement, the "Transition Services Agreements").

        Pursuant to the Transition Services Agreements, the Company will provide services to NAI and to Albertsons LLC, including services relating to: (i) procurement of goods; (ii) asset protection; (iii) business development; (iv) communications; (v) customer service; (vi) distribution; (vii) finance; (viii) general management; (ix) human resources; (x) insurance and risk management; (xi) IT; (xii) legal; (xiii) marketing; (xiv) merchandising; (xv) office services; (xvi) pharmacy (IT applications and hardware services); (xvii) separation services; (xviii) store operations; (xix) store development; and (xx) and strategic procurement.

        NAI will provide pharmacy services (business and administrative services) to the Company pursuant to the NAI Transition Services Agreement and Albertson's LLC will provide office space to the Company pursuant to the Albertson's Transition Services Agreement.

        The initial term of the Transition Services Agreements will expire on the 30-month anniversary of the closing of the transactions contemplated by the Asset Purchase Agreement. Each party will have 10 consecutive options to extend the Transition Services Agreements for a one-year period. The fees to be paid pursuant to the Transition Services Agreements will be fixed for the first 12 months and thereafter will vary according to the number of stores receiving services. NAI and Albertson's LLC expect to make payments to the Company in the amount of $86 million and $114 million, respectively, for the first 12 months of the Transition Services Agreements. In addition to the foregoing payments, Albertson's LLC will make three separate payments of $20 million to the Company between the date of the closing of the Transactions and February 1, 2014. NAI expects to receive annual payments from the Company in the amount of approximately $3.8 million pursuant to the NAI Transition Services Agreement and Albertson's LLC expects to receive annual payments from the Company in the amount of approximately $4.4 million pursuant to the Albertson's LLC Transition Services Agreement. The Company and NAI have agreed to certain indemnification rights pursuant to the NAI Transition Services Agreement and the Company and Albertson's LLC have agreed to certain indemnification rights pursuant to the Albertson's LLC Transition Services Agreement.

        The foregoing summary is qualified in its entirety by reference to the forms of NAI Transition Services Agreement and the Albertson's Transition Services Agreement, copies of which is filed as Exhibits (d)(5) and (d)(6) to the Schedule TO and are incorporated herein by reference.

        See Section 9—"Source and Amount of Funds" for a description of the Tender Offer Commitment Letter and the Cerberus Limited Guarantee.

Tradmark Cross-Licensing Agreement

        Upon the consummation of the transactions contemplated by the Asset Purchase Agreement, NAI and the Company will enter into a Tradmark Cross-Licensing Agreement (the "Tradmark Cross-Licensing Agreement") pursuant to which each of NAI and the Company will license to the other party and its affiliates certain names and marks and certain other intellectual property.

        The foregoing summary is qualified in its entirety by reference to the form of the Tradmark Cross-Licensing Agreement, a copy of which is filed as Exhibit (d)(7) to the Schedule TO and is incorporated herein by reference.

12.  Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire a significant ownership interest in the Company. The Offer is being made pursuant to the Tender Offer Agreement. The Offer is being made in connection with certain other transactions between Purchaser and its affiliates and the Company and its affiliates, as described in Section 11—"Material Agreements."

        Plans for the Company.    Purchaser will have certain board designation rights and registration rights following the closing of the Offer. Purchaser has also agreed to certain standstill restrictions and certain restrictions on transfer. See Section 11—"Material Agreements—Tender Offer Agreement—Standstill" and "—Transfer Restrictions."

        Subject to the foregoing standstill restrictions and restrictions on transfer, Purchaser intends to review its investment in the Shares of the Company on a continuing basis and may take such actions with respect to its investment in the Company as it deems appropriate. Purchaser may consider the following factors, as well as other factors, when reviewing its investment in the Shares: the Company's financial position, results and strategic direction, price levels of the common stock of the Company, conditions in the securities and credit markets and general economic and industry conditions. Future acquisitions or disposition of Shares of the Company will depend, among other things, on the foregoing standstill restrictions and restrictions on transfer, market and economic conditions, Purchaser's overall investment strategies and capital availability and applicable regulatory and legal constraints, and there can be no assurance that Purchaser will, or that Cerberus will cause Purchaser to, acquire additional

Shares of the Company. Further, Purchaser may, from time to time, subject to the foregoing standstill restrictions and restrictions on transfer, propose business strategies to the Company. Subject to the foregoing standstill restrictions and restrictions on transfer, Purchaser reserves the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to applicable legal restrictions, to dispose of any or all Shares acquired by Purchaser.

        Except as described in this Offer to Purchase, Purchaser and Cerberus have no present plans, proposals or negotiations that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (4) any change in the present board of directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in the Company's corporate structure or business; (6) any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (8) the acquisition or disposition of Shares or other securities of the Company or (9) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

13.  Certain Effects of the Offer.

        If we purchase the Maximum Aggregate Amount of Shares in the Offer, following consummation of the Offer we will own, in the aggregate, 30% of the outstanding Shares as of the Expiration Time. Although our purchase of Shares under the Offer may reduce the total number of stockholders, we do not believe our purchase will have a material adverse effect on the liquidity or value of the Shares. If we do not purchase the Maximum Aggregate Amount of Shares in the Offer, then depending on the number of Shares purchased, the Company will either be obligated to, or may elect to, issue additional Shares to us, which would have a dilutive effect on the percentage of outstanding Shares owned by each existing holder of Shares.

14.  Dividends and Distributions.

        The Tender Offer Agreement provides that from the date of the Tender Offer Agreement until the closing of the Offer, the Company shall not, and shall not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its subsidiaries), except dividends and distributions paid by subsidiaries of the Company to the Company or to any of its wholly owned subsidiaries.

        In addition, the Tender Offer Agreement provides that if at any time during the period between the date of the Tender Offer Agreement and the consummation of the Offer, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price shall be appropriately adjusted to fairly reflect such change.

        The Company and AB Acquisition entered into a binding term sheet with the Pension Benefit Guaranty Corporation (the "PBGC") relating to the effect of the Transactions on certain Company retirement plans. The term sheet provides, among other things, that the Company will not pay any dividends to its stockholders at any time during the period beginning on January 9, 2013 and ending on the earliest of (i) the fifth anniversary of the closing date of the Transactions, (ii) the date on which the total of all contributions made to the Supervalu Inc. Retirement Plan on or after the closing date of the Transactions is at least $450 million and (iii) the date on which the Company's unsecured credit rating is BB+ from Standard & Poor's or Ba1 from Moody's (such earliest date, the end of the "PBGC Protection Period"). The Company also agreed in the binding term sheet to contribute to the Supervalu Inc. Retirement Plan $25 million in excess of the minimum required contributions for the Supervalu Inc. Retirement Plan at or before the ends of each of fiscal years 2015 and 2016, and $50 million in excess of the minimum required contributions for the Supervalu Inc. Retirement Plan at or before the end of fiscal year 2017 (but only if such fiscal years end during the PBGC Protection Period). AB Acquisition agreed to provide a guaranty to the PBGC for payments of such excess contributions.

15.  Certain Conditions of the Offer.

        Notwithstanding any other term of the Offer, Purchaser will not be required to accept for payment or (subject to the applicable rules and regulations of the SEC) pay for, any Shares tendered pursuant to the Offer if, immediately prior to acceptance of Shares for payment, any of the following conditions exist (such conditions, the "Offer Conditions," and the conditions set forth in paragraphs (a), (b), (d) and (f) the "Specified Conditions"):

  (a)
  any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer shall not have expired or otherwise been terminated (See Section 16—"Certain Legal Matters; Regulatory Approvals—United States Antitrust Compliance");

  (b)
  either (i) any injunction or similar order by any court of competent jurisdiction within the United States that prohibits the consummation of the Transactions shall have been entered and shall continue to be in effect, or any law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that, in any case, prohibits or makes illegal the consummation of the Transactions, or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any U.S. federal governmental entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto; provided that this condition shall not apply if any such injunction, order, law, suit, action or proceeding does not prohibit, make illegal, or seek to restrain or prohibit the consummation of the Transactions other than the Share Issuance and there has been validly tendered in the Offer (and not validly withdrawn prior to any then scheduled Expiration Time) that number of Shares that represents at least 19.9% of the issued and outstanding Shares immediately prior to such Expiration Time;

  (c)
  (i) any of the representations and warranties of the Company in the Tender Offer Agreement (without giving effect to any materiality or "Company Material Adverse Effect" qualifications therein), other than the representations and warranties regarding capital structure, shall not be true and correct, as of the closing of the Offer as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in the Tender Offer Agreement regarding capital structure shall not be true and correct in all material respects as of the closing of the Offer as if made on and as of such time;

  (d)
  (i) any conditions in the Stock Purchase Agreement to the consummation of the Stock Purchase (other than the condition that the conditions under the Tender Offer Agreement shall have been satisfied or waived and the conditions that by their terms cannot be satisfied until the consummation of the Stock Purchase) shall not have been satisfied or waived or (ii) the Stock Purchase shall not have been consummated in accordance with the Stock Purchase Agreement substantially contemporaneously with the closing of the Offer;

  (e)
  the Company shall have failed to perform or comply in any material respect with any of its material agreements, obligations or covenants under the Tender Offer Agreement; or

  (f)
  the Tender Offer Agreement shall have been terminated in accordance with its terms.

        The conditions precedent to the consummation of the Stock Purchase include a condition relating to the refinancing by the Company of certain of its indebtedness. See Section 11—"Material Agreements."

        The Offer is not conditioned on Purchaser's ability to finance the purchase of the Shares pursuant to the Offer, and Purchaser will pay for the entire purchase price of the Shares in cash. See Section 9—"Source and Amount of Funds" for a discussion of the conditions relating to Purchaser's receipt of the Tender Offer Commitments. The Offer is not conditional upon any minimum number of Shares being tendered.

        Unless the Tender Offer Agreement is terminated, Purchaser is required to (i) extend the Offer on one or more occasions, in consecutive increments of up to five business days each (or such longer period as Purchaser and the Company may agree), if at any then-scheduled Expiration Time any of the Offer Conditions shall not have been satisfied or waived; (ii) extend the Offer, at the request of the Company, to a date no later than the 40th day after the date of the Tender Offer Agreement in certain circumstances; and (iii) extend the Offer for the minimum period required by applicable law or any interpretation or position of the SEC, the staff thereof or the NYSE applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the closing of the Offer under the HSR Act shall have expired or been terminated.

        We will not, however, be required to extend the Offer beyond the Outside Date.

        There will be no subsequent offering period.

        Purchaser reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, unless provided by the Tender Offer Agreement or as previously approved in writing by the Company, Purchaser may not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Maximum Aggregate Amount, (iii) add to the Offer Conditions, (iv) waive, modify or change any of the Specified Offer Conditions (as defined in Section 11—"Material Agreements"), (v) waive, modify or change any other Offer Condition in any manner adverse to any stockholder of the Company, (vi) except as otherwise provided in the Tender Offer Agreement, extend or otherwise change the Expiration Time, or (vii) otherwise amend, modify or supplement any of the other terms of the Offer.

        The foregoing conditions are for the sole benefit of Purchaser, may be asserted by Purchaser regardless of the circumstances giving rise to any such conditions, and, subject to the terms and conditions of the Tender Offer Agreement and applicable law, may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated by the Offer or of any approval or other action by any governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated by the Offer. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business. See Section 15—"Certain Conditions of the Offer."

        State Takeover Statutes.    A number of states (including Delaware) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. The Company is incorporated in Delaware and is subject to Section 203 of the Delaware General Corporate Law (the "DGCL"). In general, Section 203 of the DGCL prevents an "interested stockholder" (including a person that has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Company has represented that Section 203 of the DGCL will not apply to the Tender Offer Agreement, the Offer or any of the other transactions contemplated by the Tender Offer Agreement. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer, and we have not complied with any such laws except as described herein. To the extent that certain provisions of these laws purport to apply to the Offer, we believe there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer.

        United States Antitrust Compliance. Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. Purchaser's acquisition of the Shares in the Offer will not be reportable under the HSR Act because the transaction does not meet or exceed the size-of-person threshold and the value of the Shares that Purchaser will hold as a result of the transactions contemplated in the Tender Offer Agreement will not be valued in excess of $283.6 million.

        However, under the HSR Act, AB Acquisition's acquisition of NAI pursuant to the Stock Purchase Agreement will be reportable and may not be completed until the expiration of a 30-calendar day waiting period following the filing of certain required information and documentary material concerning the transactions contemplated by the Stock Purchase Agreement with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or extended by issuance of a request for additional information. AB Acquisition and the Company each filed on January 25, 2013 a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with AB Acquisition's proposed acquisition of NAI and, as such, the required waiting period with respect to the transactions contemplated by the Stock Purchase Agreement will expire at 11:59 p.m., New York City time, on February 24, 2013 unless earlier terminated by the FTC and the Antitrust Division, or AB Acquisition or the Company, as applicable, receives a request for additional information or documentary material prior to that time. If within the 30-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from AB Acquisition or the Company, as applicable, the waiting period with respect to the transactions contemplated by the Stock Purchase Agreement would be extended for an additional 30-calendar day waiting period following the date of AB Acquisition's and the Company's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order or by the agreement of the parties. The FTC or the Antitrust Division may terminate the additional 30-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Shares in the Offer and AB Acquisition's acquisition of NAI. At any time before or after the purchase of Shares by Purchaser and the acquisition of NAI by AB Acquisition, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer or the acquisition of NAI by AB Acquisition, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of AB Acquisition, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

17.  Fees and Expenses.

        Barclays Capital Inc. is acting as Dealer Manager (the "Dealer Manager") for the Offer and, in addition, is providing certain services to Purchaser in connection with the Offer. The Dealer Manager may communicate with beneficial owners of Shares, brokers, dealers, commercial banks and trust companies with respect to the Offer. Barclays Capital Inc. will receive customary compensation for acting as Dealer Manager, which compensation is contingent upon consummation of either the Offer or the Share Issuance. In addition, the Dealer Manager will receive certain compensation from AB Acquisition relating to its provision of certain financial advisory services in connection with the Offer and the Stock Purchase, which compensation is contingent upon consummation of the Stock Purchase. Purchaser and Cerberus have agreed to indemnify the Dealer Manager, its affiliates and certain related parties against certain liabilities, including liabilities under the federal securities laws, and to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, in each case, arising out of its engagement in connection with the Offer and the Stock Purchase. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities or loans of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or loans. In addition, Barclays Bank PLC, an affiliate of the Dealer Manager, has provided commitments and is acting as a joint lead arranger and joint bookrunner under the debt financing pursuant to the Albertson's LLC Debt Commitment, the debt financing pursuant to the NAI Debt Commitment and the Refinancing pursuant to the commitment letter relating thereto, and may receive fees from Albertson's LLC, AB Acquisition or NAI and the Company upon consummation of those financings.

        We have retained Georgeson Inc. to act as the Information Agent and Wells Fargo Bank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary will each receive customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws.

        Neither Purchaser nor Cerberus will pay any fees or commissions to any broker or dealer or to any other person or entity (other than to the Dealer Manager, Depositary and the Information Agent as described herein) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Dealer Manager, Depositary or the Information Agent for the purpose of the Offer.

        Purchaser and Cerberus have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, of which this Offer to Purchase forms a part, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

SCHEDULE I

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS
OF PURCHASER AND CERBERUS

        Cerberus Capital Management L.P. ("Cerberus") is the managing member of Symphony Investors LLC ("Purchaser"), and Purchaser has no executive officers. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of Cerberus are set forth below. All executive officers listed below are citizens of the United States. The principal executive offices of Cerberus are located at 875 Third Avenue, New York, New York 10022, telephone number (212) 891-2100.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Stephen A. Feinberg	Mr. Feinberg is the Chief Executive Officer and a Senior Managing Director of Cerberus. Mr. Feinberg co-founded Cerberus and has been the Chief Executive Officer and a Senior Managing Director of Cerberus for more than the past five years.
William L. Richter	Mr. Richter is a Senior Managing Director of Cerberus. Mr. Richter co-founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Mark A. Neporent
Mr. Neporent is the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus. Mr. Neporent has been the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Seth P. Plattus
Mr. Plattus is the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus. Mr. Plattus has been the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Jeffrey L. Lomasky
Mr. Lomasky is the Chief Financial Officer and a Senior Managing Director of Cerberus. Mr. Lomasky has been the Chief Financial Officer and a Senior Managing Director of Cerberus for more than the past five years.
Andrew I. Kandel
Mr. Kandel is the Chief Compliance Officer, Co-General Counsel and a Managing Director of Cerberus. Mr. Kandel has been the Chief Compliance Officer, Co-General Counsel and a Managing Director of Cerberus since 2007. Prior to that Mr. Kandel was a First Vice President and Assistant Counsel of Merrill Lynch for over eight years.
John W. Snow	Mr. Snow is the Chairman of Cerberus. Mr. Snow has been the Chairman of Cerberus since 2006. Prior to that, Mr. Snow was Secretary of the Treasury of the United States from 2003 to 2006.
Kevin P. Genda
Mr. Genda is the Vice Chairman of the U.S. Lending Business and a Senior Managing Director of Cerberus. Mr. Genda has been the Vice Chairman of the U.S. Lending Business and a Senior Managing Director of Cerberus for more than the past five years.
J. Danforth Quayle	Mr. Quayle is the Chairman of Cerberus Global Investments, LLC. Mr. Quayle has been the Chairman of Cerberus Global Investments, LLC for more than the past five years.

        During the last five years, to the best knowledge of Cerberus, none of the persons named above has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or

I-1

final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        The general partner of Cerberus is Craig Court GP, LLC, a Delaware limited liability company. The sole managing member of Craig Court GP, LLC is Craig Court, Inc., a New York corporation. Stephen A. Feinberg, the Chief Executive Officer and a Senior Managing Director of Cerberus, is the sole shareholder of Craig Court, Inc. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the executive officers of Craig Court, GP, LLC are set forth below. The business address and phone number of each such executive officer is Craig Court, GP LLC, c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022, (212) 891-2100. All executive officers listed below are citizens of the United States.

NAME	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
William L. Richter	Mr. Richter is a Senior Managing Director of Craig Court GP, LLC. Mr. Richter co-founded Cerberus and has been a Senior Managing Director of Cerberus for more than the past five years.
Mark A. Neporent
Mr. Neporent is a Senior Managing Director of Craig Court GP, LLC. Mr. Neporent has been the Chief Operating Officer, General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Seth P. Plattus
Mr. Plattus is a Senior Managing Director of Craig Court GP, LLC. Mr. Plattus has been the Chief Administrative Officer, Co-General Counsel and a Senior Managing Director of Cerberus for more than the past five years.
Jeffrey L. Lomasky	Mr. Lomasky is a Senior Managing Director of Craig Court GP, LLC. Mr. Lomasky has been the Chief Financial Officer and a Senior Managing Director of Cerberus for more than the past five years.

I-2

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Wells Fargo Bank, N.A.

By Mail: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	By Hand or Overnight Courier: Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

        Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street
New York, New York 10038
United States
Stockholders Call Toll-Free: (866) 729-6818
Banks and Brokers Call Collect: (212) 440-9800

The Dealer-Manager for the Offer is:

Barclays Capital Inc.
745 Seventh Avenue
New York, New York 10019
United States
US Toll Free Number: (888) 610-5877